Exhibit 10.26

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
LICENSE AND COLLABORATION AGREEMENT
     This LICENSE AND COLLABORATION AGREEMENT (this “Agreement”), is entered into as of July 8, 2007 (the “Execution Date”), by and among F. Hoffmann-La Roche Ltd, a Swiss corporation (“Roche Basel”), having a place of business at Grenzacherstrasse 124, CH-4070 Basel, Switzerland, and Hoffmann-La Roche Inc., a New Jersey corporation (“Roche Nutley”), having a place of business at 340 Kingsland Street, Nutley, New Jersey 07110, U.S.A. (Roche Basel and Roche Nutley, collectively, “Licensee”), and Alnylam Pharmaceuticals, Inc., a Delaware corporation, having a place of business at 300 Third Street, 3rd Floor, Cambridge, Massachusetts 02142, U.S.A. (“Alnylam”), and, solely for the purposes set forth in Section 9.15 of this Agreement, Alnylam Europe AG, a German stock corporation, with a registered office in Kulmbach, Germany (“Alnylam Europe AG”).
INTRODUCTION
     1. Licensee is engaged in the business of Discovering, Developing, Commercializing and Manufacturing therapeutic products (each as defined below).
     2. Alnylam has developed, acquired and licensed technology useful for the Discovery, Development, Manufacture, characterization and use of therapeutic products that function through the mechanism of RNA interference (“RNAi”).
     3. Alnylam desires to grant licenses to such technology to Licensee, and the Parties desire to collaborate on certain research and development activities, in each case upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Alnylam and Licensee agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. For the purpose of this Agreement, the following terms, whether used in singular or plural form, shall have the respective meanings set forth below:
     “Accounting Period” shall have the meaning set forth in Section 5.8.
     “Additional Field” shall mean the treatment or prophylaxis of all Indications in any Supplemental Therapeutic Area, where such treatment or prophylaxis comprises an RNAi Compound complementary to, and functional in mediating the RNAi of, a Target known or believed to be primarily implicated in such Supplemental Therapeutic Area.
     “Affiliate” shall mean any Person who directly or indirectly controls or is controlled by or is under common control with another Person. For purposes of this definition, “control” or “controlled” shall mean ownership directly or through one or more

Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or the ability to direct the management or policies of a corporation or other entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. For purposes of this Agreement, [**], each shall not be deemed an “Affiliate” of Licensee; provided, however, that if Licensee were to assume day-to-day control of either [**], then Licensee shall have the right, at its sole option, to designate [**], as applicable, to be an Affiliate. For purposes of Sections 6.1, 6.2, 9.8, 9.12 (the second sentence only), and 9.14, Alnylam’s Affiliates shall not include [**], any Affiliates of [**] (other than Alnylam and Persons “controlled” by Alnylam on the Execution Date) or any Person that becomes an Affiliate of Alnylam as a result of a [**].
     “Agreement” shall have the meaning set forth in the Preamble, and shall include, for the avoidance of doubt, all Exhibits and Schedules attached hereto.
     “Alnylam Change of Control” shall be deemed to occur upon the closing of (a) a merger, reorganization or consolidation involving Alnylam in which its shareholders immediately prior to such transaction would hold less than fifty percent (50%) of the securities or other ownership or voting interests representing the equity of the surviving entity immediately after such merger, reorganization or consolidation, or (b) a sale to a Third Party of all or substantially all of Alnylam’s assets or business relating to this Agreement.
     “Alnylam Third Party Obligations” shall mean (a) Alnylam’s obligations to, and the rights of, Pre-Existing Alliance Parties and Listed Counterparties with respect to the Licensed Intellectual Property under Pre-Existing Alliance Agreements and Listed Alnylam Third Party Agreements, respectively, and (b) Alnylam Europe AG’s obligations to, and the rights of, Max Planck with respect to certain Architecture and Chemistry Patent Rights under the Max Planck European License Agreement; including without limitation Listed Alnylam Third Party Payment obligations.
     “Annual Net Sales” shall mean, with respect to a Licensed Product, the Net Sales of such Licensed Product during a calendar year.
     “Architecture and Chemistry Intellectual Property” shall mean Architecture and Chemistry Know-How and Architecture and Chemistry Patent Rights.
     “Architecture and Chemistry Know-How” shall mean Know-How Controlled by Alnylam as of the Effective Date that relates to (a) the general structure, architecture, or design of double-stranded oligonucleotide molecules which engage RNAi mechanisms in a cell; (b) chemical modifications of double-stranded oligonucleotides (including any modification to the base, sugar or internucleoside linkage, nucleotide mimetics, and any end modifications) which do not abolish the RNAi activity of the double-stranded oligonucleotides in (a); (c) manufacturing techniques for the double-stranded oligonucleotide molecules or chemical modifications of (a) and (b); or (d) all uses or applications of double-stranded oligonucleotide molecules or chemical modifications in (a) or (b); but excluding (i) Know-How to the extent specifically related to Blocked Targets, and (ii) Delivery Know-How.
     “Architecture and Chemistry Patent Rights” shall mean the Patent Rights listed on Schedule C Controlled by Alnylam or, solely in the case of Patent Rights licensed under the Max Planck European License Agreement, by Alnylam Europe AG, each as of the Effective Date, together with any future Patent Rights that claim priority to or common priority with any of the aforementioned Patent Rights, that Cover (a) the general structure, architecture, or design of double-stranded oligonucleotide molecules which engage RNAi mechanisms in a cell; (b) chemical modifications of double-stranded oligonucleotides (including any modification to the base, sugar or internucleoside linkage, nucleotide mimetics, and any end modifications) which do not abolish the RNAi activity of the double-stranded oligonucleotides in (a); (c) manufacturing techniques for the double-stranded oligonucleotide molecules or chemical modifications of (a) and (b); or (d) all uses or applications of double-stranded oligonucleotide molecules or chemical modifications in (a) or (b); but excluding (i) Patent Rights which specifically relate to Blocked Targets, and (ii) Delivery Patent Rights. Notwithstanding anything in this Agreement to the contrary, should it be reasonably determined after the Effective Date that (x) any omitted Patent Rights which Alnylam Controlled as of the Effective Date disclose any Valid Claims that Cover any of clause (a) through (d) above, but excluding any Patent Rights which specifically relate to Blocked Targets and Patent Rights licensed under the [**] Agreement (except as set forth in Section 2.3(b)(ii)), or (y) in the course of prosecution of any Valid Claims under any of the Patent Rights listed on Schedule C, any such Valid Claim either no longer Covers any of clause (a) through (d) above or specifically relates to Blocked Targets, Schedule C shall be amended to reflect the inclusion or deletion, as the case may be, of such Patent Right, to the extent that it does not conflict with the terms of any Listed Alnylam Third Party Agreement or Pre-Existing Alliance Agreement to do so. For the avoidance of doubt, any Patent Rights which are subsequently included on Schedule C pursuant to clause (x) above shall be deemed “Architecture and Chemistry Patent Rights” for all purposes hereunder.
     “Blocked Target” shall mean any Target that is subject to a contractual obligation of a Pre-Existing Alliance Agreement that would be breached by the inclusion of such Target as a Designated Target under this Agreement.
     “Blocked Target List” shall mean a list of Blocked Targets maintained by the Gatekeeper, as such list may be updated from time to time.
     “Business Day” shall mean a day on which banking institutions in Boston, Massachusetts are open for business.
     “[**] Agreement” shall have the meaning set forth in Section 2.3(b)(ii).
     “Collaboration Target” shall have the meaning set forth in Section 4.1.

     “Combination Product” shall mean a Licensed Product combined with any other clinically active therapeutic or prophylactic ingredient, mechanism or device.
     “Commercialization” or “Commercialize” shall mean any and all activities directed to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell, or seeking to obtain reimbursement for, a product, whether before or after Regulatory Approval for such product has been obtained.
     “Common Stock Purchase Agreement” shall mean the Common Stock Purchase Agreement entered into by Licensee and Alnylam on the Execution Date.
     “Confidential Information” shall mean the terms of this Agreement and all Know-How or other information, including proprietary information and materials (whether or not patentable) regarding a Party’s technology, products, business information or objectives, that is treated as confidential by the disclosing Party in the regular course of business or is otherwise designated as confidential by the disclosing Party. For the avoidance of doubt, the identity of any Designated Targets, Submitted Targets and Blocked Targets shall be deemed the Confidential Information of both Parties.
     “Control” or “Controlled” shall mean, with respect to any intellectual property right or other intangible property, the possession by a Party (whether by ownership or license) (other than a license granted pursuant to this Agreement), or “control” (as defined in the definition of “Affiliate” above) over an Affiliate having possession (by ownership or license), of the ability to grant access to, or a license or sublicense of, such rights or property as contemplated under this Agreement.
     “Cover”, “Covered” or “Covering” shall mean, with respect to a Patent Right, that, in the absence of a license granted to a Person under a Valid Claim included in such Patent Right, the practice by such Person of an invention claimed in such Patent Right would infringe such Valid Claim (or, in the case of a Patent Right that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent).
     “Delivery Intellectual Property” shall mean Delivery Know-How and Delivery Patent Rights.
     “Delivery Know-How” shall mean Know-How Controlled by Alnylam as of the Effective Date that relates to (a) delivery technologies which may be necessary or useful for delivery of double-stranded oligonucleotide molecules; or (b) manufacturing techniques for the delivery technologies of (a); but excluding Know-How to the extent specifically related to Blocked Targets.
     “Delivery Patent Rights” shall mean Patent Rights listed on Schedule C Controlled by Alnylam as of the Effective Date (or, solely with respect to the Patent Rights covered by any option under Section 2.3(b)(ii) below, as of the effective date of Licensee’s exercise of such option), together with any future Patent Rights that claim priority to or common priority with any of the aforementioned Patent Rights, that Cover (a) delivery technologies necessary or useful for delivery of double-stranded oligonucleotide molecules; or (b) manufacturing techniques for the delivery technologies of (a); but excluding Patent

Rights which relate specifically to Blocked Targets. Notwithstanding anything in this Agreement to the contrary, should it be reasonably determined after the Effective Date that (x) any omitted Patent Rights which Alnylam Controlled as of the Effective Date disclose any Valid Claims that Cover any of clause (a) through (b) above, but excluding any Patent Rights which specifically relate to Blocked Targets and Patent Rights licensed under the [**] Agreement (except as set forth in Section 2.3(b)(ii)), or (y) in the course of prosecution of any Valid Claims under any of the Patent Rights listed on Schedule C, any such Valid Claim either no longer Covers any of clause (a) through (b) above or specifically relates to Blocked Targets, Schedule C shall be amended to reflect the inclusion or deletion, as the case may be, of such Patent Right, to the extent that it does not conflict with the terms of any Listed Alnylam Third Party Agreement or Pre-Existing Alliance Agreement to do so. For the avoidance of doubt, any Patent Rights which are subsequently included on Schedule C pursuant to clause (x) above shall be deemed “Delivery Patent Rights” for all purposes hereunder.
     “Designated Target” shall mean (a) at any time during the Novartis Exclusivity Term, any Target which is (i) selected by Licensee pursuant to Section 2.4(a) of this Agreement which is not a Blocked Target, (ii) submitted to Novartis pursuant to Licensee’s exercise of the Designated Target Option pursuant to Section 2.6 of this Agreement, and (iii) rejected or waived by Novartis, as evidenced by Alnylam’s written notice to Licensee pursuant to Section 2.6 of this Agreement; and (b) at any time following the end of the Novartis Exclusivity Term, any Target selected by Licensee pursuant to Section 2.4(a) of this Agreement which is not a Blocked Target. For the avoidance of doubt, (x) if Licensee selects any Target prior to the end of the Novartis Exclusivity Term for submission to Novartis, but such Target is not submitted to Novartis until after the end of the Novartis Exclusivity Term, or (y) if Licensee selects any Target prior to the end of the Novartis Exclusivity Term for submission to Novartis and such Target is submitted to Novartis prior to the end of the Novartis Exclusivity Term, but the time period during which Novartis is obligated to reply does not end until after the end of the Novartis Exclusivity Term, then such Target shall not be deemed a “Designated Target” hereunder until such Target has been rejected or waived by Novartis pursuant to the terms of the Novartis Agreement.
     “Designated Target Option” shall have the meaning set forth in Section 2.6.
     “[**]” shall have the meaning set forth in Section 5.5.
     “Develop” or “Development” shall mean any and all preclinical and clinical drug development activities, including test method development and stability testing, toxicology, animal efficacy studies, formulation, quality assurance/quality control development, statistical analysis, clinical studies, clinical trials and testing, regulatory affairs, product approval and registration, chemical development and Manufacturing development, packaging development and Manufacturing and development documentation efforts in support of development activities anywhere in the world.
     “Discover” or “Discovery” shall mean any and all research or discovery activities.

     “Discovery Collaboration” shall mean collaboration between the Parties regarding the Discovery and/or Development of potential RNAi Compounds directed to a Designated Target [**], pursuant to the terms of Article IV.
     “Discovery Collaboration Opportunity” shall have the meaning set forth in Section 4.1.
     “Effective Date” shall mean the latest of (a) HSR Clearance Date, (b) if no filing is to be made pursuant to the HSR Act, the Execution Date, and (c) the Closing Date as defined in the Share Purchase Agreement (such date being referred to as the “Scheduled Date”), it being understood that the Closing Date of the Share Purchase Agreement and the Effective Date of this Agreement shall occur simultaneously; provided, however, that if between the Execution Date and the Scheduled Date there occurs an event or series of events that result in a material adverse impact upon the Licensed Patent Rights, taken as a whole, (including, for example, the termination of any of the Listed Alnylam Third Party Agreements, or Alnylam’s receipt of written notice of termination from a party to a Listed Alnylam Third Party Agreement (i) that has not been cured prior to the Scheduled Date, or (ii) cannot be cured within the applicable cure period under the Listed Alnylam Third Party Agreement), then Licensee shall have the unilateral right to cause this Agreement not to become effective resulting in no Effective Date; provided, further, that, notwithstanding anything in the parenthetical above to the contrary, if between the Execution Date and the Scheduled Date, Alnylam receives a written notice of termination from a party to a Listed Alnylam Third Party Agreement that results in a material adverse impact upon the Licensed Patent Rights, taken as a whole, and such notice of termination can be cured within the applicable cure period under such Listed Alnylam Third Party Agreement, but such cure period ends after the Scheduled Date, then Licensee shall have the unilateral right (x) to delay the effectiveness of this Agreement until Alnylam has effected the cure, at which time the Effective Date shall be deemed to have occurred, or (y) if the applicable cure period has lapsed without a cure having been effected, to cause this Agreement not to become effective following the end of such cure period, resulting in no Effective Date.
     “Execution Date” shall have the meaning set forth in the preamble to this Agreement.
     “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.
     “Field” shall mean the Primary Field and, subject to the exercise by Licensee of a Field Option with respect to any Additional Field(s) pursuant to Section 2.5, any such Additional Field(s).
     “Field Definition Panel” shall have the meaning set forth in Section 2.5(a)(iv).
     “Field Extension Opportunity” shall have the meaning set forth in Section 2.5(b)(i).
     “Field Option” shall have the meaning set forth in Section 2.5(b)(ii).

     “Field Option Fee” shall have the meaning set forth in Section 5.6.
     “First Commercial Sale” shall mean the first sale of a Licensed Product by or on behalf of Licensee or any of its Affiliates or Licensee Partners to a Third Party in a country following Regulatory Approval of such Licensed Product in that country or, if no such Regulatory Approval or similar marketing approval is required, the date upon which such Licensed Product is first commercially launched in such country.
     “Future Technology Patent Rights” shall mean Patent Rights Controlled by a Party after the Effective Date that Cover (a) delivery technologies which may be necessary or useful for delivery of double-stranded oligonucleotide molecules; or (b) manufacturing techniques for the delivery technologies of (a); but excluding (i) Patent Rights which specifically relate to Blocked Targets, and (ii) Licensed Patent Rights.
     “Gatekeeper” shall have the meaning set forth in Section 2.4(b).
     “GLP Toxicology Study” shall mean a toxicology study that is conducted in compliance with GLP and is required to meet the requirements for filing an IND.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder.
     “HSR Clearance Date” shall mean the earlier of (a) the second Business Day after the date on which the United States Federal Trade Commission shall notify Licensee and Alnylam of early termination of the applicable waiting period under the HSR Act, or (b) the second Business Day after the date on which the applicable waiting period under the HSR Act expires.
     “IND” shall mean an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA, or any foreign equivalent thereof, and (b) all supplements and amendments that may be filed with respect to the foregoing.
     “IND-Enabling Studies” shall mean pharmacokinetic and toxicology studies required to meet the requirements for filing an IND, including without limitation any GLP Toxicology Study.
     “Indication” shall mean any disease or condition, or sign or symptom of a disease or condition.
     “Initial Discovery Collaboration Opportunity Period” shall have the meaning set forth in Section 4.1.
     “Joint Future Technology Committee” shall have the meaning set forth in Section 3.2.
     “Know-How” shall mean any information, inventions, trade secrets or technology, whether or not proprietary or patentable and whether stored or transmitted in oral,

documentary, electronic or other form. Know-How shall include ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, discoveries, developments, techniques, protocols, specifications, works of authorship, biological materials, and any information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates and products, clinical and preclinical data, clinical trial results, and Manufacturing information and plans (but excluding any scientific, regulatory, pre-clinical or clinical information or data regarding specific Indications and any marketing, financial, commercial, personnel and other business information and plans).
     “Kulmbach Facility” shall have the meaning set forth in Section 3.1(a).
     “Law” shall mean any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.
     “Licensed Collaboration Product” shall mean any Licensed Product directed to a Designated Target for which the Parties have entered into a Discovery Collaboration pursuant to Article IV.
     “Licensed Intellectual Property” shall mean the Licensed Know-How and Licensed Patent Rights.
     “Licensed Know-How” shall mean (a) the Architecture and Chemistry Know-How, and (b) the Delivery Know-How.
     “Licensed Patent Rights” shall mean (a) the Architecture and Chemistry Patent Rights, and (b) the Delivery Patent Rights.
     “Licensed Product” shall mean any RNAi Product (a) whose manufacture, use or sale would, but for the licenses granted pursuant to this Agreement, infringe one or more Valid Claims of the Licensed Patent Rights, or (b) which embodies Licensed Know-How. All references to Licensed Product in this Agreement shall be deemed to include Combination Product, to the extent applicable.
     “Licensee Partner” shall mean any Third Party to which a sublicense is granted by Licensee in accordance with Section 2.1(b), including without limitation Third Party distributor whose obligations to Licensee or its Affiliates include responsibility for sales, marketing and/or distribution efforts in a country on behalf of Licensee or its Affiliates, excluding wholesale distributors who purchase Licensed Products from Licensee or its Affiliates in an arm’s length transaction and who have no other obligation to Licensee or its Affiliates.
     “Listed Alnylam Third Party Agreement” shall mean an agreement listed on Schedule D-1.
     “Listed Alnylam Third Party Payment” shall have the meaning set forth in Section 5.4(d).

     “Listed Counterparties” shall mean the Third Party counterparties to Listed Alnylam Third Party Agreements and their respective successors in interest.
     “Major Market Countries” shall have the meaning set forth in Section 2.1(b).
     “Manufacture” or “Manufacturing” shall mean any and all activities and operations involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging, for pre-clinical, clinical or commercial purposes.
     “Max Planck” shall mean Max Planck Innovation GmbH (formerly Garching Innovation GmbH).
     “Max Planck European License Agreement” shall mean Co-Exclusive License Agreement between Max Planck and Alnylam Europe AG (formerly Ribopharma AG), dated July 30, 2003, as amended by the Requirement Amendment effective June 15, 2005.
     “NDA” shall mean an application submitted to a Regulatory Authority for marketing approval of a product, including (a) a New Drug Application, Product License Application or Biologics License Application filed with FDA or any successor applications or procedures, or any foreign equivalent thereof, and (b) all supplements and amendments that may be filed with respect to the foregoing.
     “Net Sales” shall mean the amount calculated by subtracting from the amount of Adjusted Gross Sales (as defined below) the following:
     (a) With respect to Net Sales in the United States, a lump sum deduction of [**] percent ([**]%) of Adjusted Gross Sales in lieu of those sales-related deductions which are not accounted for by Licensee, its Affiliates and Licensee Partners on a product-by-product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt expense, discounts granted later than at the time of invoicing);
     (b) With respect to Net Sales in the Major Market Countries (other than the U.S.) and Canada, a lump sum deduction of [**] percent ([**]%) of Adjusted Gross Sales in lieu of those sales-related deductions which are not accounted for by Licensee, its Affiliates and Licensee Partners on a product-by-product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt expense, discounts granted later than at the time of invoicing); and
     (c) With respect to Net Sales in all territories other than those set forth in subsections (a) and (b) above, a lump sum deduction of [**] percent ([**]%) of Adjusted Gross Sales in lieu of those sales-related deductions which are not accounted for by Licensee, its Affiliates and Licensee Partners on a product-by-product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt expense, discounts granted later than at the time of invoicing).

     For purposes of this definition of “Net Sales”, “Adjusted Gross Sales” shall mean the amount of gross sales of the Licensed Product invoiced by Licensee, its Affiliates and its Licensee Partners to Third Parties less deductions of returns and return reserves (including allowances actually given for spoiled, damaged, out-dated, rejected, returned Licensed Product sold, withdrawals and recalls), rebates and rebate reserves (to the extent consistently applied by Licensee to its products), price reductions, rebates to managed care organizations or social and welfare systems, charge backs or reserves for chargebacks, cash sales incentives (but only to the extent it is a sales related deduction which is accounted for within Licensee on a product-by-product basis), cash discounts, government mandated rebates and similar types of rebates (e.g., Pharmaceutical Price Regulation Scheme, Medicaid, each as consistently applied by Licensee to its products), volume (quantity) discounts, taxes (value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount).
     In the case where a Licensed Product is a Combination Product, the Parties shall meet approximately [**] prior to commercial launch of such Combination Product to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative significance of the RNAi Compound and the other pharmaceutically active agent(s) contained in the Combination Product. If the Parties are unable to agree upon such adjustment to Net Sales, royalties with respect to a Combination Product in a country shall be equal to the rates set forth in Section 5.4(a), multiplied by a fraction whose numerator is Licensee’s published sales price in such country for an equivalent dosage of RNAi Compound contained in a given Combination Product, and whose denominator is Licensee’s published sale prices in such country for an equivalent dosage of all active pharmaceutical ingredients contained therein. If the numerator or denominator cannot be determined in the manner set forth above within ninety (90) days following the meeting between the Parties described in the first sentence of this paragraph, then such matter shall be determined by binding arbitration conducted by one (1) arbitrator in accordance with the rules of Judicial Arbitration and Mediation Services, Inc. (JAMS). The arbitration shall be held in the State of Delaware and shall not last for a period longer than six (6) months. In such arbitration, the arbitrator shall be an independent expert in worldwide marketing in the pharmaceutical industry mutually acceptable to the Parties or, if the Parties are unable to agree upon such arbitrator, shall be selected by the President of the JAMS office located in the State of Delaware.
     “Novartis” shall mean Novartis Institutes for BioMedical Research, Inc.
     “Novartis Agreement” shall mean the Research Collaboration and License Agreement, effective as of October 12, 2005, by and between Alnylam and Novartis, as amended by the Addendum Re: Influenza Program effective as of December 13, 2005, Amendment No. 1 to such Addendum effective as of March 14, 2006, and Amendment No. 2 to such Addendum effective as of May 5, 2006, and as the same may be amended from time to time after the Execution Date in accordance with Section 2.7(c).
     “Novartis Exclusivity Term” shall mean the “Exclusivity Term” as defined in the Novartis Agreement.
     “[**]” shall have the meaning set forth in Section 2.7(b).

     “[**]” shall have the meaning set forth in Section 2.7(b)(ii).
     “Option Term” shall mean the period commencing on the Effective Date and ending on the fifth (5th) anniversary thereof.
     “Other Transaction Documents” shall mean (a) the Common Stock Purchase Agreement, and (b) the Share Purchase Agreement.
     “Party” shall mean Alnylam or Licensee, as the case may be; “Parties” shall mean both Alnylam and Licensee.
     “Patent Rights” shall mean all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, invalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, continuations, continuations-in-part and divisionals), and foreign equivalents of any of the foregoing.
     “Person” shall mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.
     “Phase I Study” shall mean a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a), as amended from time to time, and the foreign equivalent thereof.
     “Phase II Study” shall mean a human clinical trial, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b), or similar clinical study in a country other than the United States.
     “Phase III Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain regulatory approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c), or a similar clinical study in a country other than the United States.
     “Pre-Existing Alliance Agreements” shall mean the agreements set forth on Schedule E.
     “Pre-Existing Alliance Parties” shall mean the Third Party counterparties to Pre-Existing Alliance Agreements and their respective successors in interest.
     “Primary Field” shall mean the treatment or prophylaxis of all Indications in the Primary Therapeutic Areas, where such treatment or prophylaxis comprises an RNAi Compound complementary to, and functional in mediating the RNAi of, a Target known or believed to be primarily implicated in one or more Primary Therapeutic Areas.

     “Primary Therapeutic Area” shall mean each of the disease area fields set forth on Schedule A to this Agreement.
     “Product Liability Claim” shall mean, with respect to a product, any Third Party claim, suit, action, proceeding, liability or obligation involving any actual or alleged death or bodily injury arising out of or resulting from the use of such product.
     “Regulatory Approval” shall mean, with respect to a product in a country, the approval of the applicable Regulatory Authority necessary for the marketing and sale of such product in such country.
     “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing, pricing or sale of a pharmaceutical product in a country, including the FDA.
     “Required Third Party Payments” shall mean royalty payments to a Third Party made by Licensee under Third Party agreements (other than Listed Alnylam Third Party Agreements or Pre-Existing Alliance Agreements) to license Patent Rights Covering such Third Party’s technology if, in the absence of such license, the licensed use by Licensee of the Licensed Patent Rights licensed by Alnylam under Section 2.1(a) would infringe such Patent Rights; provided, however, that Required Third Party Payments shall not include any royalties or other amounts payable to obtain access to (a) a specific Target or Targets so that such Target or Targets can be the subject of research and development efforts, or (b) Third Party delivery technologies (other than Delivery Patent Rights) which may be necessary or useful for delivery of double-stranded oligonucleotide molecules, or manufacturing techniques for such delivery technologies.
     “RNAi Compound” shall mean any compound that, in vitro or otherwise, functions through the mechanism of RNAi and consists of or encodes double-stranded oligonucleotides, and which double-stranded oligonucelotides optionally may be chemically modified to contain modified nucleotide bases or non-RNA nucleotides, and optionally may be administered in conjunction with a delivery vehicle or vector.
     “RNAi Product” shall mean any product that contains one or more RNAi Compounds as an active ingredient.
     “Royalty Term” shall mean, separately with respect to each Licensed Product in each country, the period commencing on the First Commercial Sale of such Licensed Product in such country (provided that either (x) such Licensed Product is Covered by a Valid Claim of a Licensed Patent Right in such country at the time of such First Commercial Sale in such country, or (y) the Manufacture of such Licensed Product is Covered by a Valid Claim of a Licensed Patent Right in the country or countries in which such Licensed Product is Manufactured) and concluding on the expiration of the later of (a) the last to expire Licensed Patent Right containing a Valid Claim Covering the Development, Commercialization or Manufacture of such Licensed Product in that country, (b) the last to expire Licensed Patent Right containing a Valid Claim Covering the Manufacture of such Licensed Product in the country or countries in which such Licensed Product was Manufactured, or (c) ten (10) years from the date of First Commercial Sale of such Licensed Product in such country. For the avoidance of doubt, if (x) a Licensed Product is not Covered by a Valid Claim of a Licensed Patent Right in a country at the time of such First Commercial Sale in such country, and (y) the Manufacture of such Licensed Product is not Covered by a Valid Claim of a Licensed Patent Right in the country or countries in which such Licensed Product is Manufactured at the time of First Commercial Sale, but at any time following First Commercial Sale, the Licensed Product, or the Manufacture thereof, is Covered by a Valid Claim of any patent under the Licensed Patent Rights that issues following the time of such First Commercial Sale, then the Royalty Term shall commence with respect to such Licensed Product at the time of such issuance.
     “Share Purchase Agreement” shall mean the Share Purchase Agreement entered into by and among Licensee, Licensee’s Affiliate, Alnylam and Alnylam Europe AG on the Execution Date.
     “Submitted Target” shall have the meaning set forth in Section 2.6.
     “Supplemental Therapeutic Area” shall mean each of the disease area fields set forth on Schedule B to this Agreement.
     “Target” shall mean (a) a polypeptide or entity comprising a combination of at least one polypeptide and other macromolecules, that is a site or potential site of therapeutic intervention by a therapeutic agent; or a nucleic acid which is required for expression of such polypeptide; (b) variants of a polypeptide (including any splice variant thereof), cellular entity or nucleic acid described in clause (a); or (c) a defined non-peptide entity, including a microorganism, virus, bacterium or single cell parasite; provided that the entire genome of a virus shall be regarded as a single Target.
     “Technology Transfer Period” shall have the meaning set forth in Section 3.1(a).
     “Technology Transfer Plan” shall have the meaning set forth in Section 3.1(a).
     “Terminated Patent Rights” shall have the meaning set forth in Section 5.4(f).
     “Third Party” shall mean any Person other than Alnylam or Licensee and their respective Affiliates.
     “Third Party Infringement Claim” shall have the meaning set forth in Section 2.8(a)(i).
     “UBC” shall mean the University of British Columbia.
     “UBC Sublicense Agreement” shall mean the Sublicense Agreement between Tekmira Pharmaceuticals Corporation (formerly INEX Pharmaceuticals Corporation) and Alnylam Pharmaceuticals, Inc., dated January 8, 2007.

     “Valid Claim” shall mean a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) of any patent application that has not been cancelled, withdrawn or abandoned, or been pending for more than [**] from the earliest priority date for such patent application.
ARTICLE II
GRANT OF RIGHTS;
INTELLECTUAL PROPERTY MATTERS
     2.1 License Grants.
     (a) License Grants to Licensee.
          (i) Alnylam hereby grants to Licensee and its Affiliates a non-exclusive, worldwide, perpetual, irrevocable, royalty-bearing right and license, subject to the terms and conditions of this Agreement and to Alnylam Third Party Obligations, under the Licensed Intellectual Property to engage in any and all Discovery, Development, Commercialization and Manufacturing activities in the Field (and, to the extent expressly permitted in Section 2.5(a), any Additional Field), including to make, have made, use, offer for sale, sell and import Licensed Products in the Field (and, to the extent expressly permitted in Section 2.5(a), any Additional Field).
          (ii) Alnylam Europe AG hereby grants to Licensee and its Affiliates a non-exclusive, worldwide, perpetual, irrevocable, royalty-bearing right and license, subject to the terms and conditions of this Agreement and to Alnylam Third Party Obligations, under Alnylam Europe AG’s rights to the Architecture and Chemistry Patent Rights licensed to Alnylam Europe AG pursuant to the terms of the Max Planck European License Agreement, to engage in any and all Discovery, Development, Commercialization and Manufacturing activities in the Field (and, to the extent expressly permitted in Section 2.5(a), any Additional Field), including to make, have made, use, offer for sale, sell and import Licensed Products in the Field (and, to the extent expressly permitted in Section 2.5(a), any Additional Field).
     (b) Sublicense Rights. Subject to Alnylam Third Party Obligations, Licensee shall have the right to grant sublicenses within the scope of the licenses granted to it in Section 2.1(a), on a Licensed Product-by-Licensed Product basis, to a Third Party in the Field (and, to the extent expressly permitted in Section 2.5(a), any Additional Field) solely for purposes of Developing and/or Commercializing a Licensed Product which has achieved the appropriate stage of Development (as determined by Licensee using its reasonable business judgment in the management of such Licensed Product within its portfolio of products, but in no event [**] other than to Third Party contractors, including contract research organizations, contract employees, consultants, contract manufacturers and the like in connection with the licensed activities); provided, however, that in no event shall Licensee grant any sublicense of any right granted to Licensee under Section 2.1(a) for the Development and/or Commercialization of any Third Party product unless such product is licensed by Licensee from such Third Party and Licensee and such Third Party are collaborating on the Development and/or Commercialization of such Third Party product. Each such sublicense agreement shall be consistent with the terms and conditions of this Agreement. Licensee shall remain liable to Alnylam and Alnylam Europe AG for each of its sublicensees’ failure to comply with all applicable restrictions, limitations and obligations under the sublicense agreement and this Agreement. No sublicense granted by Licensee hereunder may be assigned, transferred or further sublicensed to any Third Party without the prior written consent of Alnylam or Alnylam Europe AG, as the case may be. Licensee shall provide a redacted copy of such sublicense agreement to Alnylam (such redactions to exclude only the financial terms of such sublicense and other information normally redacted from a document filed with the U.S. Securities and Exchange Commission), (x) if such sublicense impacts upon one or more of the following countries: USA, Germany, France, United Kingdom, Italy, Spain, and Japan (“Major Market Countries”), and (y) upon request by Alnylam, in any country other than those listed under clause (x) above.
     2.2 No Other Rights. Only the licenses granted to Licensee under Section 2.1(a) hereof shall be of legal force and effect and are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under Section 2.1(a) hereof, no license, right, title or interest of any nature whatsoever is granted hereunder by implication, estoppel, reliance or otherwise, by Alnylam or Alnylam Europe AG to Licensee, and any of Alnylam’s or Alnylam Europe AG’s rights to Licensed Intellectual Property not specifically licensed to Licensee under Section 2.1(a) hereof shall be retained by Alnylam or Alnylam Europe AG, as the case may be. For purposes of clarity, nothing contained in this Agreement shall prevent or restrict Alnylam or Alnylam Europe AG from (a) granting to any Third Party any non-exclusive licenses under Alnylam’s or Alnylam Europe AG’s rights, as the case may be, in any Licensed Intellectual Property, or (b) subject to the provisions of Section 2.5(b)(i), granting to any Third Party any exclusive licenses under Alnylam’s or Alnylam Europe AG’s rights in any Licensed Intellectual Property outside of the then-current Field.
     2.3 Certain License Limitations.
     (a) Pre-Existing Alliance Agreements.
          (i) The grants by Alnylam and Alnylam Europe AG under Licensed Intellectual Property set forth in Section 2.1(a) are subject to, and are limited to the extent of, the rights that Alnylam has previously granted and is required to grant under Licensed Intellectual Property to Pre-Existing Alliance Parties under the terms of the Pre-Existing Alliance Agreements. As and to the extent that such rights previously granted to Pre-Existing Alliance Parties under Licensed Intellectual Property (whether such rights are previously or subsequently exercised) lapse, terminate or otherwise revert to Alnylam, they shall be automatically included in the non-exclusive rights under Licensed Intellectual Property granted to Licensee in the Field under Section 2.1(a).
          (ii) Licensee acknowledges that a Pre-Existing Alliance Party may from time to time request rights under Licensed Intellectual Property with respect to a particular Target that Alnylam is required, pursuant to the terms of a Pre-Existing Alliance Agreement, to grant such rights to such Pre-Existing Alliance Party with respect to such Target.
     (b) Contractual Obligations under Listed Alnylam Third Party Agreements.
          (i) For the avoidance of doubt, the grants by Alnylam under Licensed Intellectual Property set forth in Section 2.1(a) include, subject to Section 2.3(b)(ii), the sublicense of Licensed Intellectual Property that is not owned by Alnylam or Alnylam Europe AG. Licensee’s rights and licenses under such Licensed Intellectual Property are limited to the rights granted by Listed Counterparties to Alnylam under the Listed Alnylam Third Party Agreements and by Max Planck to Alnylam Europe AG under the Max Planck European License Agreement, and Licensee shall comply, and cause its Affiliates and Licensee Partners to comply, with those restrictions and other terms applicable to sublicensees under such agreements, certain of which restrictions and terms are summarized on Schedule D-2. Without limiting the generality of the foregoing, Licensee acknowledges that certain obligations are imposed on sublicensees of certain of the sublicensed Licensed Intellectual Property, and agrees to comply (to the extent access to obligations and requirements have been made available to Licensee in unredacted form), and to require its Affiliates and Licensee Partners to comply, with such obligations and requirements. Notwithstanding the above, at the request of Licensee, which request shall be made within the [**] period prior to First Commercial Sale of the first Licensed Product, Alnylam shall use commercially reasonable efforts to seek to harmonize the accounting and royalty reporting provisions under the Listed Third Party Agreements with the accounting and royalty reporting provisions set forth in this Agreement.
          (ii) Notwithstanding anything to the contrary herein, the licenses to Licensed Patent Rights hereunder initially shall not include licenses to Patent Rights licensed by Alnylam or its Affiliates under the Non-Exclusive License Agreement between [**] and Alnylam, dated [**] (the “[**] Agreement”), which Patent Rights Licensee shall have the option, exercisable upon written notice to Alnylam hereunder, to license, on a Licensed Collaboration Product-by-Licensed Collaboration Product basis, upon commencement of a Discovery Collaboration hereunder. Upon such election, (x) the license granted to Licensee under Alnylam’s rights to Delivery Patent Rights pursuant to Section 2.1(a) shall include such Patent Rights with respect to the designated Licensed Collaboration Product(s), (y) Schedule C shall be amended to include such Patent Rights, and (z) the [**] Agreement shall be deemed a Listed Alnylam Third Party Agreement and Schedule D-1 and Schedule D-2 shall be amended accordingly.
     2.4 Blocked Targets; Gatekeeper.
     (a) Blocked Targets.
          (i) From time to time during the term of this Agreement but no more frequently than [**] (except as set forth in clause (ii) of this Section 2.4(a)), following an affirmative decision by Licensee to initiate a program directed to the Discovery, Development or Commercialization of RNAi Compounds directed to a particular Target,

Licensee may inquire of the Gatekeeper in writing whether or not such Target is on the Blocked Target List by virtue of being subject to a then-current exclusive or co-exclusive grant, option, right of first refusal or similar right under a Pre-Existing Alliance Agreement. The Gatekeeper shall, within [**] days following the Gatekeeper’s receipt of such complete written request from Licensee, notify Licensee in writing whether or not such Target is on the Blocked Target List; provided, however, that in no event will the Gatekeeper directly or indirectly notify or communicate to any other Alnylam employee or consultant or any Alnylam Affiliate or Third Party the contents or the existence of Licensee’s inquiry hereunder without Licensee’s prior written consent, which may be withheld at Licensee’s sole discretion.
          (ii) If Alnylam becomes aware of the removal of any Target from the Blocked Target List, Alnylam shall notify Licensee of such removal (but not the identity of the Target which was removed) and Licensee shall have the right to inquire of the Gatekeeper pursuant to, and in compliance with, clause (i) above whether or not a Target is on the Blocked Target List; provided, however, that the [**] limit set forth in clause (i) above on the frequency of inquiries which may be made of the Gatekeeper shall not apply with respect to an inquiry made under this Section 2.4(a)(ii), nor shall an inquiry made under this Section 2.4(a)(ii) be counted towards such [**] limit.
          (iii) Notwithstanding the foregoing, the Parties acknowledge that a Pre-Existing Alliance Party may subsequently request exclusive or co-exclusive rights from Alnylam with respect to a particular Target as described in Section 2.3(a)(ii) and the provisions of Section 2.3(a)(ii) shall control.
     (b) Gatekeeper. Subject to the provisions of Section 2.7(b), the inquiries and responses made by one Party to the other in connection with Section 2.4(a) shall be made in writing to the attention of a designated employee of Alnylam mutually agreeable to both Parties (the “Gatekeeper”) who will be bound by confidentiality obligations to both Parties. Each Party agrees to provide the Gatekeeper with full and complete copies of all records and information (including un-redacted copies of the relevant Third Party agreements) that are necessary for the Gatekeeper to render his or her determination.
     2.5 Additional Fields; Field Option.
     (a) Additional Fields.
          (i) Licensee shall initially conduct Discovery, Development, Commercialization and Manufacturing activities directed to Targets only with respect to Indications in the Field. After Licensee’s completion of a Phase II Study with respect to any Licensed Product directed to a specific Target in the Field, Licensee may engage in Discovery, Development, and/or Manufacturing activities directed to such Target for any Indication (each, an “Additional Indication”) in any Additional Field (if such Additional Field has not been the subject of Licensee’s exercise of a Field Option) without having to pay a Field Option Fee; provided, however, that (A) Licensee shall notify Alnylam of its extension of Discovery, Development and/or Manufacturing activities directed to such Target for such Additional Indication in such Additional Field, and (B) Licensee shall pay Alnylam the following amounts (which shall be in addition to any event payments which may be owed under Section 5.3 below and except as provided in clause (ii) below) upon achievement of the following events by Licensee, its Affiliates or Licensee Partners with respect to each such Additional Indication:

Payment for
Licensed Products
Development Event:	(in [**]):
Initiation of Phase III for each Additional Indication	$	[**]
Filing of an NDA for each Additional Indication	$	[**]
Regulatory Approval for each Additional Indication	$	[**]
          (ii) Notwithstanding the foregoing provisions of clause (i) above, Licensee shall pay Alnylam the following amounts (which shall be in addition to any event payments which may be owed under Section 5.3 below and in lieu of any amounts which may otherwise be owed under clause (i) above) upon achievement of the following events by Licensee, its Affiliates or Licensee Partners solely with respect to a Licensed Product with respect to which Licensee extends its activities for the first time to an Additional Indication in a given Additional Field:

Payment for
Licensed Products
Development Event:	(in [**]):
Initiation of Phase III for a Licensed Product for the first Additional Indication in a given Additional Field	$	[**]
Filing of an NDA for a Licensed Product for the first Additional Indication in a given Additional Field	$	[**]
Regulatory Approval for a Licensed Product for the first Additional Indication in a given Additional Field	$	[**]
          (iii) The amounts paid under subsections (i) and (ii) of this Section 2.5(a) for Additional Indications within a given Additional Field shall be fully creditable against Field Option Fees which may be paid by Licensee pursuant to Section 5.6 for such Additional Field. In no event shall the total event payments made under this provision exceed $50 million for a given Additional Field.
          (iv) For the avoidance of doubt, in no event shall Licensee conduct Discovery, Development, Commercialization and Manufacturing activities directed to any Target in any Additional Field other than as permitted in this Section 2.5. In the event that the

Parties are unable to agree on whether or not Licensee’s activities fall within or outside the Primary Field or any Additional Field in a manner prohibited by this Agreement, the Parties shall submit such dispute to a panel (the “Field Definition Panel”) consisting of three (3) independent experts in clinical development, with each Party having the right to select a single expert and the two (2) selected experts selecting the third expert by mutual agreement. Such third expert shall serve as the chairperson of the Field Definition Panel. The selection of the experts for the Field Definition Panel shall occur within thirty (30) days following the Parties’ decision to submit such dispute to such a panel, and the Parties shall consult with such Field Definition Panel for a period not to exceed thirty (30) days from the selection of such experts. The Field Definition Panel shall render a decision with respect to such dispute, based on a majority vote, with each expert having one (1) vote, within ten (10) days following the end of such consultation period, which decision shall be binding on the Parties. In the event that the Field Definition Panel determines that Licensee’s Discovery, Development, Commercialization or Manufacturing activities are being conducted in any Additional Field in a manner which is prohibited hereunder, Licensee shall, within ten (10) Business Days after such determination by the Field Definition Panel, cease such proscribed activity.
     (b) Field Option.
          (i) During the Option Term, if Alnylam intends to grant to any Third Party (other than Listed Counterparties or Pre-Existing Alliance Parties, subject to the terms of the applicable Listed Alnylam Third Party Agreements or Pre-Existing Alliance Agreements, as the case may be) an exclusive license to any Additional Field(s) which is not included in the then-current Field, Alnylam shall notify Licensee thereof (“Field Extension Opportunity”). Licensee shall have the right to extend the licenses granted under Section 2.1(a) to include the Additional Field(s) covered by such Field Extension Opportunity by notifying Alnylam in writing of such intent within sixty (60) days after Alnylam’s notice and paying the Field Option Fee for each such Additional Field pursuant to Section 5.6. For the avoidance of doubt, Alnylam and Alnylam Europe AG shall have the right to grant to any Third Party any exclusive licenses under Alnylam’s or Alnylam Europe AG’s rights, as the case may be, in any Licensed Intellectual Property in any Additional Field to which Licensee has not extended its licenses granted under Section 2.1(a) pursuant to Licensee’s exercise of the Field Option under this Section 2.5(b).
          (ii) From time to time during the Option Term, Licensee shall have the right, upon written notice to Alnylam, to request the extension of the license granted under Section 2.1(a) to include one or more Additional Field(s) (“Field Option”) in which Licensee has a good faith intention to seek to Discover, Develop, Commercialize and Manufacture RNAi Compounds or RNAi Products, which right shall be subject to any agreement which Alnylam may have entered into with a Third Party with respect to such Additional Field(s) following Licensee’s rejection of, or failure to pay the Field Option Fee for, any Field Extension Opportunity pursuant to clause (i) above. Upon Licensee’s payment of the Field Option Fee for each such Additional Field pursuant to Section 5.6, the licenses granted to Licensee under Section 2.1(a) shall include such Additional Field(s).
     2.6 Designated Target Option. From time to time during the Novartis Exclusivity Term, Licensee shall have the right, upon written notice to Alnylam, to select any

Target in the Field which is not a Blocked Target for submission by Alnylam to Novartis pursuant to the terms of the Novartis Agreement (a “Submitted Target”). Alnylam shall promptly provide notice to Novartis of the Submitted Target(s) in accordance with the provisions of the Novartis Agreement, and Licensee shall cooperate with Alnylam in providing any information reasonably requested by Novartis (but not the identity of Licensee or any of Licensee’s RNAi Compounds) in order for Novartis to determine whether or not to pursue Discovery, Development and/or Commercialization activities directed to such Submitted Target. If Novartis notifies Alnylam that it wishes (as such term is used in the Novartis Agreement) to pursue Discovery, Development and/or Commercialization activities directed to such Submitted Target, then Alnylam shall so notify Licensee promptly upon Alnylam’s receipt of such notification, and such Target shall be deemed a Blocked Target for purposes of this Agreement. If Alnylam receives notice from Novartis that Novartis has no interest in pursuing Discovery, Development and/or Commercialization activities directed to such Submitted Target, or if Novartis otherwise waives its right to such Submitted Target under the terms of the Novartis Agreement, then Alnylam shall notify Licensee promptly upon Alnylam’s receipt of such notification or waiver. In such event, such rejected or waived Submitted Target shall be deemed a “Designated Target” for all purposes under this Agreement, Licensee shall be deemed to have exercised its option with respect to such Submitted Target (each, a “Designated Target Option”), and Licensee shall be free, upon [**] pursuant to Section 5.5, to Discover, Develop, Commercialize or Manufacture RNAi Compounds and RNAi Products directed to such Designated Target in accordance with the terms hereof without further risk of such Target becoming a Blocked Target.
     2.7 Special Provisions Relating to Novartis.
     (a) Compliance with Novartis Agreement. It is the intent of the Parties that this Agreement be construed in a manner which is consistent with and in compliance with the terms of the Novartis Agreement in all respects.
     (b) Alnylam Change of Control. In the event that, at any time during the [**], an Alnylam Change of Control occurs in which [**] (other than [**] or any controlled [**]) is the acquiring entity (a “[**]”), it shall be a condition precedent to such [**] that:
          (i) Section 2.4(b) of this Agreement shall be amended to provide that the “Gatekeeper” shall not be a designated employee of Alnylam but instead (A) shall be a Third Party who shall have no material relationship (other than as Gatekeeper) with Alnylam, [**], (B) shall be mutually agreeable to both Parties and (C) shall be bound by confidentiality obligations to both Parties, and to the extent that the consent of [**] shall be required for such amendment, such consent shall have been obtained; and
          (ii) [**], to the extent required, shall have agreed [**] that the[**] contained therein (i.e., [**] thereof) shall terminate upon such [**] and that [**] as a result of any obligations under the [**] or as a result of any other actions [**] in connection with [**] hereunder after the date of the agreement providing for such [**] or, if there is no [**], after the date of such [**].

Alnylam agrees that the [**] shall include the consent of [**], as applicable, required by clause (i) above and the agreement of [**], as applicable, to the amendment required by clause (ii) above. If, notwithstanding the foregoing, the [**] shall occur without the amendment and consent contemplated by clause (i) above or without the agreement and amendment contemplated by clause (ii) above, then (A) [**] and (B) Alnylam shall pay to Licensee an amount equal to [**]. Each Party agrees that if the [**] shall occur without the amendment and consent contemplated by clause (i) above or without the agreement and amendment contemplated by clause (ii) above, the damages that Licensee and its Affiliates would suffer would be irreparable and difficult to calculate with certainty but in such event the amounts payable by Alnylam pursuant to the immediately preceding sentence shall constitute fair and reasonable amounts and not penalties.
     (c) No Adverse Amendments. Alnylam agrees not to enter into any amendment or modification to the [**] which would have an adverse impact on Licensee’s rights under this Agreement, without the prior written consent of Licensee. Without limiting the foregoing, the Parties acknowledge and agree that the following amendments/modifications would have an adverse impact on Licensee’s rights under this Agreement: [**]; (iv) any amendment that would require Alnylam to provide to [**] any Confidential Information of Licensee; and (v) any provision that is inconsistent with the obligations of Alnylam to Licensee hereunder.
     (d) Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Section 2.7 were not performed in accordance with the terms hereof and that Licensee shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.
     2.8 Certain Intellectual Property Matters
     (a) Claimed Infringement.
          (i) In the event that a Third Party at any time asserts a claim, or brings an action, suit or proceeding against a Party or any of its Affiliates or, with respect to Licensee, Licensee Partners, claiming infringement of such Third Party’s Patent Rights or unauthorized use or misappropriation of such Third Party’s Know-How, based upon an assertion or claim arising out of any of the activities taken in respect of the Discovery, Development, Commercialization or Manufacture of Licensed Products, where such claim, action, suit or proceeding and/or the defense thereof involves, or is likely to involve, the validity, scope and/or enforceability of the Licensed Intellectual Property (“Third Party Infringement Claim”), such Party shall promptly notify the other Party in writing of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and all papers served.
          (ii) Within thirty (30) days after delivery of the notification required to be delivered under clause (i) above, as between Alnylam and Licensee and subject to Alnylam Third Party Obligations, Alnylam shall, upon written notice thereof to Licensee, assume control of the defense of those aspects of any such Third Party Infringement Claim which involve the validity, scope and/or enforceability of Licensed Intellectual Property (either alone or in combination with any other Patent Rights or Know-How), and Licensee shall, upon written notice thereof to Alnylam, assume control of the defense of any other Third Party Infringement Claim or aspect thereof, as the case may be. Licensee and Alnylam, subject to Alnylam Third Party Obligations, shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.
          (iii) The Party controlling the action, suit, proceeding, claim or defense under Section 2.8(a) shall not agree to any settlement of such action, suit, proceeding, claim or defense without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed; provided, that Alnylam may settle or compromise any action, suit, proceeding, claim or defense relating to Licensed Intellectual Property without the prior written consent of Licensee.
     (b) Trademarks. Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos. Licensee shall not acquire any rights under this Agreement in any trademark, service mark or Internet domain name including the word “Alnylam” or any other trademarks or trade dress of Alnylam or its Affiliates, and Alnylam shall not acquire any rights under this Agreement in any trademark, service mark or Internet domain name including the word “Roche” or any other trademarks or trade dress of Licensee or its Affiliates.
     (c) Enforcement of Licensed Intellectual Property. Alnylam shall take reasonable measures to protect and, to the extent Alnylam has such a right, to enforce the Licensed Intellectual Property in the Field, consistent with prudent commercial practices in the biotechnology industry.
     (d) Notice of Changes. Within sixty (60) days after each anniversary of the Effective Date, Alnylam shall provide to Licensee an updated Schedule C that reflects any changes to the list of Licensed Patent Rights set forth on Schedule C which have occurred during the prior year.
     2.9 Obligation to Maintain Listed Alnylam Third Party Agreements. Alnylam shall use commercially reasonable efforts to maintain the Listed Alnylam Third Party Agreements in full force and effect as they relate to the Licensed Patent Rights. If a Listed Alnylam Third Party Agreement provides Alnylam with the opportunity to assume prosecution of any Licensed Patent Right or risk that such right will be abandoned, then Alnylam shall take reasonable measures to prosecute such Licensed Patent Right in the Field, consistent with prudent commercial practices in the biotechnology industry.

ARTICLE III
TECHNOLOGY TRANSFER;
JOINT FUTURE TECHNOLOGY COMMITTEE
     3.1 Technology Transfer.
     (a) Initial Technology Transfer.
          (i) Within a period of [**] months following the Effective Date (“Technology Transfer Period”), Alnylam shall complete the activities assigned to Alnylam as set forth on the technology transfer plan attached hereto as Schedule F (as it may be amended from time to time by mutual agreement of the Parties, the “Technology Transfer Plan”), at no additional cost to Licensee (subject to subsection 3.1(d) below), to effect the transfer to Licensee (or its designated Affiliate(s)) of Licensed Intellectual Property that is reasonably necessary for the exercise of Licensee’s rights under the licenses granted pursuant to Section 2.1(a) and for the operation of the facility in Kulmbach, Germany which is being transferred to Licensee pursuant to the terms of the Share Purchase Agreement (“Kulmbach Facility”). Alnylam shall make available to Licensee such number of technical personnel as may be set forth in the Technology Transfer Plan to answer any questions or provide instruction as reasonably requested by Licensee concerning the items delivered pursuant to this Section 3.1(a), in connection with Licensee’s Discovery, Development, Commercialization and Manufacture of Licensed Products hereunder and the operation of the Kulmbach Facility.
          (ii) During the Technology Transfer Period, Licensee shall conduct, and shall cause Licensee’s applicable Affiliate(s) to conduct, the activities assigned to Licensee (and/or its Affiliates) as set forth on the Technology Transfer Plan, at no additional cost to Alnylam, to effect the transfer to Alnylam (or its designated Affiliate(s)) of Know-How which is reasonably necessary to enable Alnylam (or its Affiliate(s)) to transfer the performance of the activities conducted at the Kulmbach Facility prior to the Effective Date to an alternate facility in Cambridge, MA, U.S.A, designated by Alnylam.
     (b) Technology Transfer to Alnylam After Technology Transfer Period. Without limiting Licensee’s obligations under Section 3.1(a), following the end of the Technology Transfer Period, Licensee shall conduct, and shall cause Licensee’s applicable Affiliates to conduct, the activities assigned to Licensee and/or its Affiliates as set forth in the Technology Transfer Plan, at no additional cost to Alnylam, to effect the transfer to Alnylam (or its designated Affiliate(s)) of Know-How associated with, or arising from, the Discovery, Development, Commercialization and/or Manufacturing activities performed by Licensee (and/or its Affiliate(s)) and its or its Affiliates’ employees and subcontractors at the Kulmbach Facility on behalf of Alnylam and/or its Affiliates before and/or during the Transition Period (as defined in the Share Purchase Agreement). Licensee shall make available to Alnylam such number of technical personnel as may be set forth in the Technology Transfer Plan to answer any questions or provide instruction as reasonably requested by Alnylam concerning the items delivered pursuant to this Section 3.1(b).

     (c) Management of Transition Activities. Each Party shall designate personnel to the Joint Transition Team (as defined in the Share Purchase Agreement) who shall be responsible for coordinating the technology transfer activities under the Technology Transfer Plan. Each Party shall cooperate with the other Party in such other Party’s conduct of technology transfer activities under the Technology Transfer Plan.
     (d) Additional Services. If Licensee desires that Alnylam continue to provide technology transfer services with respect to Licensed Intellectual Property (i) beyond the scope of the Technology Transfer Plan, or (ii) following the end of the Technology Transfer Period, Alnylam shall, at its discretion and upon mutual agreement of the Parties on the terms of such services (including, as necessary, an amended Technology Transfer Plan), continue to provide such services on terms to be agreed upon by the Parties.
     3.2 Joint Future Technology Committee. Within thirty (30) days after the Effective Date, the Parties shall establish a “Joint Future Technology Committee”, comprised of at least one (1) representative from each of Licensee and Alnylam, to exchange information and facilitate discussions concerning any Future Technology Patent Rights which may arise during the Option Term. Unless otherwise agreed by the Parties, the Joint Future Technology Committee shall remain in effect during the Option Term and shall meet on a bi-annual basis, in a manner and at a location mutually agreed by the Parties (including via telephone). During the Option Term, either Party may notify the other Party of its interest in obtaining a license under such other Party’s rights to any Future Technology Patent Rights. Upon such notification and subject to any rights of Third Parties to such Future Technology Patent Rights, the Parties shall negotiate in good faith for a period not to exceed one hundred twenty (120) days the terms of any license to such Future Technology Patent Rights, provided that neither Party shall be obligated to grant any licenses to the other Party. For the avoidance of doubt, the Joint Future Technology Committee shall have no decision-making authority with respect to the acquisition or grant of any licenses under any Future Technology Patent Rights.
ARTICLE IV
DISCOVERY COLLABORATION
     4.1 Discovery Collaboration. Within [**] months following the Effective Date during the Option Term (“Initial Discovery Collaboration Opportunity Period”), Licensee shall propose to Alnylam at least [**] Targets which are not Blocked Targets with respect to which Licensee has an interest in entering into a Discovery Collaboration with Alnylam (“Discovery Collaboration Opportunity”), and shall provide to Alnylam any available information concerning such Targets which Licensee reasonably believes may be material to Alnylam in its evaluation of such Discovery Collaboration Opportunity and the rationale for pursuing an RNAi Compound directed to such Target. If Alnylam has an interest in pursuing any such Discovery Collaboration Opportunity with Licensee with respect to one or more of the proposed Targets (each, a “Collaboration Target”), then Alnylam shall so respond within thirty (30) days of Licensee’s notice. If any such Collaboration Target is not already a Designated Target at the time of Licensee’s proposal of the Discovery Collaboration Opportunity directed to such Collaboration Target, then Licensee shall submit such

Collaboration Target(s) to Novartis during the Novartis Exclusivity Term in accordance with Section 2.6 hereof. In the event that Novartis rejects or waives such Collaboration Target and such Collaboration Target becomes a Designated Target hereunder, [**], and the Parties shall negotiate in good faith, for a period not to exceed six (6) months, the terms of a Discovery Collaboration Opportunity directed to such Designated Target in accordance with Section 4.2. If the Parties are unable to negotiate the terms of a Discovery Collaboration Opportunity within such six (6) month period, the Parties shall refer the matter(s) under negotiation to the Chief Executive Officer of Alnylam and the Global Head of Pharma Research of Licensee, for discussion and resolution within a thirty (30) day period. Licensee shall have no obligation to pursue more than [**]; provided, that, the Parties shall enter into at least [**] directed to at least [**] within the Option Term.
     4.2 Minimum Terms. The terms of any Discovery Collaboration negotiated between the Parties pursuant to Section 4.1 shall include, at a minimum, the following: (a) each Party shall be responsible for the costs of its own employees who perform work under the Discovery Collaboration, (b) Licensee shall pay to Alnylam event payments and royalties with respect to Licensed Collaboration Product(s) which shall be in addition to those which would have been payable by Licensee with respect to such Licensed Collaboration Product(s) had Licensee independently Discovered, Developed, Commercialized and/or Manufactured such Licensed Collaboration Product(s) as Licensed Product(s) outside of any Discovery Collaboration, which shall be commensurate with Alnylam’s contributions to the Discovery Collaboration (taking into account, at a minimum, the Patent Rights referred to in subsection (c) below which shall be licensed to Licensee in connection with such Discovery Collaboration in addition to the Licensed Patent Rights); (c) the grant of licenses under each Party’s rights to Patent Rights and Know-How developed by such Party, its Affiliates and/sublicensees, either individually or jointly with each other, during and in the performance of the Discovery Collaboration; (d) the rights and obligations of each Party with respect to prosecution, maintenance and enforcement of the intellectual property rights set forth in the immediately preceding clause (c); and (e) termination rights. Upon finalization of the terms of any Discovery Collaboration pursuant to this Section 4.2, the Parties shall (x) develop a research plan in accordance with which each Party shall perform activities specified under such Discovery Collaboration, and (y) establish a joint steering committee made up of an equal number of representatives from each Party to oversee, review and coordinate the activities of the Parties under such Discovery Collaboration. Notwithstanding the foregoing, if there is an Alnylam Change of Control, then Licensee shall have the right not to (i) begin, or continue, to propose Discovery Collaboration Opportunities pursuant to Section 4.1, (ii) begin, or continue to engage in, any negotiations with Alnylam with respect to any such Discovery Collaboration Opportunity, or (iii) continue with any ongoing Discovery Collaboration.
ARTICLE V
FINANCIAL PROVISIONS
     5.1 Equity Investment. As of the Execution Date, the Parties have entered into the Common Stock Purchase Agreement pursuant to which Licensee has agreed to purchase shares of Alnylam’s Common Stock (as defined in the Common Stock Purchase

Agreement) for a total consideration of Forty-Two Million Four Hundred Sixty-Two Thousand Five Hundred dollars ($42,462,500).
     5.2 License Grant Consideration. In consideration of the rights granted to Licensee under this Agreement as of the Effective Date, Licensee shall pay, or cause to be paid, to Alnylam Two Hundred Seventy-Three Million Five Hundred Five Thousand Five Hundred dollars ($273,505,500) within ten (10) Business Days following the Effective Date.
     5.3 Event Payments.
     (a) Development Events. In connection with the Discovery and Development of Licensed Products that are Covered by a Valid Claim of Licensed Patent Rights, or the Manufacture of which Licensed Products is Covered by a Valid Claim of a Licensed Patent Right, and directed against a given Target hereunder, Licensee shall pay, or cause to be paid, to Alnylam the following payments upon the achievement of the events set forth below:

Payment for
Licensed Products
Development Event:	(in [**]):
Initiation of GLP Toxicology Studies	$	[**]
Initiation of the first Phase I Study	$	[**]
Initiation of the first Phase II Study	$	[**]
Initiation of the first Phase III Study for the first Indication	$	[**]
Initiation of first Phase III Study for a second Indication	$	[**]
First filing of an NDA in the U.S. for the first Indication	$	[**]
First filing of an NDA in the EU for the first Indication	$	[**]
First filing of an NDA in Japan for the first Indication	$	[**]
First filing of an NDA in the U.S. or EU for a second Indication	$	[**]
Regulatory Approval in the U.S. for the first Indication	$	[**]
Regulatory Approval in the EU for the first Indication	$	[**]
Regulatory Approval in Japan for the first Indication	$	[**]
Regulatory Approval in the U.S. or EU for a second Indication	$	[**]

     (b) Sales Events. With respect to each Target, Licensee shall pay, or cause to be paid, to Alnylam the following payments based on Net Sales of Licensed Products that are Covered by a Valid Claim of Licensed Patent Rights, or the Manufacture of which Licensed Products is Covered by a Valid Claim of a Licensed Patent Right, upon the achievement of the events set forth below:

Payment for
Licensed Products
Sales Event:	(in [**]):
Aggregate worldwide Annual Net Sales of all Licensed Product(s) directed to such Target reach or exceed $[**] (≥$[**])	$[**]
Aggregate worldwide Annual Net Sales of all Licensed Product(s) directed to such Target reach or exceed $[**] (≥$[**])	$[**]
     (c) Achievement of Events. Licensee shall notify Alnylam within thirty (30) days following achievement or occurrence of an event under Section 2.5(a) and this Section 5.3, and Alnylam shall deliver to Licensee an invoice for such event. Each event payment under Section 2.5(a) and this Section 5.3 shall be deemed earned as of the achievement or occurrence of the related event and shall be paid by Licensee within sixty (60) days following such achievement or occurrence.
     (d) Event Payments Payable Only Once. Each event payment under this Section 5.3 shall be payable only once in relation to each Target. By way of example, in the event that Licensee elects not to proceed with the Development or Commercialization of a Licensed Product directed to a Target for which one or more of the foregoing event payments have been paid, Licensee shall not be required to make any event payments previously paid under this Section 5.3 with respect to any back-up Licensed Product(s) directed at such Target. In addition, if, with respect to the Development of a Licensed Product, Licensee satisfies an event under this Section 5.3, Licensee shall pay to Alnylam all earlier event payments under this Section 5.3 that have not otherwise been paid with respect to such Target (regardless of whether such earlier events have been satisfied).
     5.4 Royalties.
     (a) Royalty Rate. Subject to subsections (b)-(g) of this Section 5.4, during each relevant Royalty Term, Licensee shall pay, or cause to be paid, to Alnylam the following royalties on Annual Net Sales of each Licensed Product:

Royalty Rate
Annual Net Sales of a Licensed Product (on a	Applicable to Such
Target-by-Target basis) during the applicable	Annual Net Sales
calendar year:	of Such Licensed Product:
Less than or equal to $[**]:	[**]	%
Greater than $[**], but less than or equal to $[**]:	[**]	%
Greater than $[**], but less than or equal to $[**]:	[**]	%
Greater than $[**], but less than or equal to $[**]	[**]	%
Greater than $[**], but less than or equal to $[**]:	[**]	%
Greater than $[**], but less than or equal to $[**]	[**]	%
Greater than $[**]:	[**]	%
By way of example, if Annual Net Sales of a Licensed Product are [**] dollars and no deductions were to apply under Sections 5.4(b)-(g), then the royalty payable by Licensee to Alnylam would be as follows:

$[**] million at [**]%	= $[**] million
$[**] million at [**]%	= $[**] million
$[**] million at [**]%	= $[**] million
$[**] million at [**]%	= $[**] million
$[**] million at [**]%	= $[**] million
$[**] million at [**]%	= $[**] million
$[**] million at [**]%	= $[**] million
Total Royalty Due	= $[**] million
For the avoidance of doubt, Licensee’s obligation to pay royalties under this Section 5.4 is imposed only once with respect to the same unit of Licensed Product, including by reason of such Licensed Product being Covered by more than one Valid Claim of Licensed Patent Rights.
     (b) Expiration of Patent Coverage. If no Valid Claim of Licensed Patent Rights Covers a Licensed Product in a given country, and the Manufacture of such Licensed Product is not Covered by a Valid Claim of Licensed Patent Rights in the country of manufacture, then the royalty rate applicable to such Licensed Product in such country shall be reduced to [**] percent ([**]%) of the rate set forth in Section 5.4(a) above for any remaining portion of the Royalty Term which applies to such Licensed Product in such country.
     (c) Royalty Stacking. Licensee shall be entitled to deduct, from the royalty payments payable by Licensee under Section 5.4(a) for a reporting period, [**] percent ([**]%) of Required Third Party Payments paid by Licensee with respect to Licensed Products during the applicable reporting period; provided that in no event shall a deduction under this subsection (c) reduce any royalty payment payable by Licensee under Section 5.4(a) by more than [**] percent ([**]%).
     (d) Payments in Respect of Alnylam In-Licenses. In addition to any royalty set forth in Section 5.4(a) during the Royalty Term, Licensee shall reimburse Alnylam for [**] percent ([**]%) of all royalty payments payable (each such payment, a “Listed Alnylam Third Party Payment,” collectively, the “Listed Alnylam Third Party Payments”) to Third Parties pursuant to Listed Alnylam Third Party Agreements in respect of Net Sales of Licensed Products; provided that in no event shall the royalty payments payable by Licensee hereunder in respect of such Listed Alnylam Third Party Payments in any reporting period exceed in the aggregate [**] percent ([**]%) of Net Sales of Licensed Products for such reporting period. The Parties shall cooperate to coordinate such reimbursements by Licensee in a manner that ensures all amounts payable by Licensee hereunder pursuant to Listed Alnylam Third Party Agreements are paid in a timely manner and otherwise in compliance with such Listed Alnylam Third Party Agreements. Licensee shall have the right to have an independent public accountant reasonably acceptable to Alnylam audit Alnylam’s books and records solely for purposes of verifying such Listed Alnylam Third Party Payments, which right shall be exercisable [**] per year solely with respect to records covering up to the [**] calendar years prior to audit notification, upon reasonable advance notice and during Alnylam’s business hours, subject to the confidentiality provisions of Article VI hereof. Audit results and findings shall be shared by Licensee and Alnylam. If the audit reveals an overpayment by Licensee under this Section 5.4(d), the amount of such overpayment shall be credited towards any future reimbursement amounts payable by Licensee under this Section 5.4(d), subject to Section 5.4(e). If the audit reveals an underpayment by Licensee, Licensee shall make up such underpayment within thirty (30) days. The failure of Licensee to request verification of any Listed Alnylam Third Party Payments hereunder within the [**] calendar year period set forth above shall be deemed acceptance of the calculation of such Listed Alnylam Third Party Payments.
     (e) Deductions. Notwithstanding anything in this Agreement to the contrary, in no event shall total deductions under Sections 5.4(b) and 5.4(c) reduce any quarterly royalty payment by Licensee in respect of Net Sales of a given Licensed Product to less than [**]. Alnylam shall have the burden of demonstrating the amount of royalty payments payable to Third Parties pursuant to Listed Alnylam Third Party Agreements. Any deductions allowable under Sections 5.4(b) and 5.4(c) which cannot be used against any quarterly royalty payment due to the foregoing limitation may be carried forward and used against future quarterly royalty payments, subject to the limitation set forth above.
     (f) Loss of Listed Alnylam Third Party Agreements. If Alnylam ceases to be a licensee of Licensed Patent Rights (as such, “Terminated Patent Rights”) under any

Listed Alnylam Third Party Agreement (other than as a result of any action or omission by Licensee) and Licensee directly licenses such Terminated Patent Rights from that Third Party, then Licensee may deduct the full amount of any [**] paid to such Third Party for such license(s) that is attributable to Licensed Products Covered by such Terminated Patent Rights from any royalties otherwise payable to Alnylam hereunder; provided, that prior to Licensee entering into any such license of such Terminated Patent Rights from such Third Party, Licensee shall notify Alnylam of its intent to do so and shall provide to Alnylam an opportunity to explain its rationale for ceasing to license such Terminated Patent Rights and Licensee shall consider in good faith such rationale. If Licensee does not agree with Alnylam’s rationale, then, at Licensee’s request, Alnylam shall use commercially reasonable efforts to reinstate the license for such Terminated Patent Rights within a sixty (60) day period; provided, however, that Alnylam shall not be required to continue to undertake such efforts if the Third Party requires payments which are incremental to what would otherwise be owed to such Third Party had such Terminated Patent Rights not been terminated, or the imposition of additional terms and conditions. If Alnylam is unable to reinstate the license, then Licensee may obtain a direct license for such Terminated Patent Rights from such Third Party; provided, that in no event shall total deductions under this Section 5.4(f) reduce any quarterly royalty payment by Licensee in respect of Net Sales of a given Licensed Product to less than [**].
     (g) Duration of Royalty Payments; First Commercial Sale. The royalties payable under Section 5.4(a) shall be paid on a country-by-country basis on each Licensed Product commencing upon the occurrence of the First Commercial Sale of such Licensed Product until the expiration of the applicable Royalty Term for such Licensed Product. Licensee shall notify Alnylam of the occurrence of First Commercial Sale of each Licensed Product within fifteen (15) days of its occurrence.
     5.5 [**]. If Licensee exercises the [**] with respect to a Target pursuant to Section 2.6, and such Target is deemed a [**] hereunder, then Licensee shall pay Alnylam a fee (the [**]) of (a) [**] Dollars ($[**]) for each of the first [**] Targets to be [**] pursuant to Licensee’s exercise of the [**] in any calendar year, (b) following the [**] of the [**] Target as a [**] hereunder in any calendar year, [**] Dollars ($[**]) for each of the next [**] Targets [**] pursuant to Licensee’s exercise of the [**] hereunder; (c) following the [**] of the [**] Target as a [**] hereunder in any calendar year, [**] Dollars ($[**]) for each of the next [**] Targets [**] pursuant to Licensee’s exercise of the [**] hereunder; and (d) following the [**] of the [**] Target as a [**] hereunder in any calendar year, [**] Dollars ($[**]) for each Target [**] pursuant to Licensee’s exercise of the [**] hereunder. Licensee shall pay such [**] within thirty (30) days following receipt of Alnylam’s invoice with respect to the [**] hereunder.
     5.6 Field Option Fee. If Licensee exercises the Field Option with respect to any Additional Field pursuant to Section 2.5, Licensee shall pay Alnylam a fee (the “Field Option Fee”) of Fifty Million Dollars ($50,000,000) for each such Additional Field. Licensee shall pay such Field Option Fee within thirty (30) days following receipt of Alnylam’s invoice therefor.
     5.7 Most Favored Licensee. During the Option Term, in the event that Alnylam grants to a Third Party (other than Listed Counterparties or Pre-Existing Alliance

Parties) rights including a non-exclusive, worldwide license under the Licensed Intellectual Property to Discover, Develop, Manufacture and Commercialize Licensed Products, at a royalty rate (taking into account any obligations to make payments to Third Parties) that is more favorable to such Third Party than the royalty rate (taking into account any obligations to make payments to Third Parties) set forth in Section 5.4 of this Agreement with respect to such license grant, then the royalty rate (taking into account any obligations to make payments to Third Parties) under this Agreement shall be reduced or adjusted to such more favorable Third Party royalty rate on a prospective basis from the effective date of Alnylam’s agreement with such Third Party with respect to such rights. Notwithstanding the foregoing, if (a) the Third Party has paid cash or other consideration, or there are other elements of the overall transaction with such Third Party, that justifies a royalty rate below the rate set forth in Section 5.4 of this Agreement, or (b) the license has been granted as part of a joint venture or similar collaborative agreement, then such royalty rate reduction shall not apply. For the avoidance of doubt, such more favorable royalty rate shall have no retroactive effect and shall not apply to any royalties which have been paid by Licensee or which have otherwise accrued under this Agreement prior to the date of such reduction or adjustment.
     5.8 Payment of Royalty. Licensee shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales within the sixty (60) days after the end of each Accounting Period in which such Net Sales occur. Royalties on Net Sales shall be paid by Licensee in U.S. Dollars.
     5.9 Currency Computation. Whenever calculating royalties requires conversion from any currency, Licensee shall make such conversion as follows: When calculating the Adjusted Gross Sales for countries other than the United States of America, Licensee shall convert the amount of such sales in currencies other than Swiss Francs into Swiss Francs using for internal foreign currency translation Licensee’s then current standard practices actually used on a consistent basis in preparing its audited financial statements. Upon converting the amount of Adjusted Gross Sales into Swiss Francs, Licensee shall convert into US Dollars (or other currency), using the daily rate (Reuters) at the last working day for the applicable period.
     5.10 Reporting. With each payment Licensee shall provide in writing for the relevant Accounting Period the following information split by U.S., each of the Major Market Countries, and rest of world (a) Adjusted Gross Sales; (b) Net Sales; (c) the total royalties payable for the applicable period; and (d) any other information necessary for Alnylam to comply with its reporting and payment obligations to Third Parties under Alnylam Third Party Obligations, subject to Alnylam’s obligations under Section 2.3(b)(i).
     5.11 Withholding Taxes. Any tax required to be withheld by Licensee under the laws of any country for the account of Alnylam shall be promptly paid by Licensee for and on behalf of Alnylam to the appropriate governmental authority, and Licensee shall furnish Alnylam with proof of payment of such tax. Any such tax actually paid on Alnylam’s behalf shall be deducted from royalty payments due to Alnylam hereunder. Licensee shall assist Alnylam in minimizing the withholding taxes applicable to any payment made by Licensee and in claiming tax refunds at Alnylam’s request.

     5.12 Financial Records. Licensee shall keep, and shall require its Affiliates and Licensee Partners to keep, for [**] years, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all amounts payable under this Agreement or to verify compliance with this Agreement. Such books of accounts shall be kept at their principal place of business.
     5.13 Audits by Alnylam. At the expense of Alnylam, Alnylam has the right to engage an independent public accountant reasonably acceptable to Licensee to perform, on behalf of Alnylam, an audit of such books and records of Licensee and its Affiliates and Licensee Partners, that are deemed necessary by Alnylam’s independent public accountant to verify amounts paid or payable under this Agreement for the period or periods requested by Alnylam and the correctness of any report or payments made under this Agreement. Upon timely request and at least thirty (30) Business Days’ prior written notice from Alnylam, such audit shall be conducted in the countries specifically requested by Alnylam, during regular business hours in such a manner as to not unnecessarily interfere with Licensee’s (or its Affiliates’ or Licensee Partners’, as the case may be) normal business activities, and shall be limited to results in the [**] calendar years prior to audit notification. Such audit shall not be performed more frequently than [**] per calendar year nor more frequently than [**]with respect to records covering any specific period of time. All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying royalty statements and other amounts payable under this Agreement, or compliance with this Agreement, shall be treated as Confidential Information of Licensee subject to the obligations of this Agreement and need neither be retained more than [**] year after completion of an audit hereof, if an audit has been requested; nor more than [**] years from the end of the calendar year to which each shall pertain; nor more than [**] year after the date of termination of this Agreement. Audit results and findings shall be shared by Licensee and Alnylam. If the audit reveals an overpayment, Alnylam shall reimburse Licensee for the amount of the overpayment within thirty (30) days. If the audit reveals an underpayment, Licensee shall make up such underpayment within thirty (30) days with interest as set forth in Section 5.14 below. In addition, if the underpayment is equal to or greater than five percent (5%) of the amount that was otherwise due, Licensee shall pay all of the costs of such audit. The failure of Alnylam to request verification of any royalty calculation within the period during which corresponding records must be maintained shall be deemed acceptance of the royalty reporting.
     5.14 Late Payments. Licensee shall pay interest to Alnylam on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the one month London Interbank Offering Rate of interest plus one percent (1%), as reported by The Wall Street Journal for the applicable period, or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent.

ARTICLE VI
CONFIDENTIAL INFORMATION
     6.1 Confidential Information. All Confidential Information disclosed by a Party to the other Party in connection with the activities contemplated by this Agreement shall not be used by the receiving Party except in connection with the activities and licenses contemplated by this Agreement, shall be maintained in confidence by the receiving Party, and shall not otherwise be disclosed by the receiving Party to any other Person, without the prior written consent of the disclosing Party, except to the extent that the Confidential Information (as determined by competent documentation):
     (a) was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party; or
     (b) either before or after the date of the disclosure to the receiving Party or its Affiliates, is lawfully disclosed to the receiving Party or its Affiliates by sources other than the disclosing Party who are rightfully in possession of the Confidential Information and not subject to an obligation of confidentiality or non-use owed to the disclosing Party; or
     (c) either before or after the date of the disclosure to the receiving Party or its Affiliates, becomes published or generally known to the public other than through the wrongful act or default of the receiving Party or its Affiliates or its or its Affiliates’ representatives; or
     (d) is independently developed by the receiving Party or its Affiliates without reference to or reliance upon the Confidential Information.
     Notwithstanding anything set forth herein to the contrary, this Article VI shall not prohibit the receiving Party from disclosing Confidential Information of the disclosing Party to defend or prosecute litigation; provided that, to the extent practicable, the receiving Party provides prior written notice of such disclosure to the disclosing Party and assists the disclosing Party in its reasonable and lawful efforts to avoid or minimize the degree of such disclosure. Notwithstanding the foregoing provisions of this Section 6.1, either Party may only disclose the terms of this Agreement if such Party reasonably determines, based on advice from its counsel, that it is required to make such disclosure by applicable Law, regulation or legal process, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ, or pursuant to relevant accounting standards, such as IFRS or GAAP, in which event such Party shall provide prior notice of such intended disclosure to the other Party sufficiently in advance to enable the other Party to seek confidential treatment or other protection for such information unless the disclosing Party is prevented by Law from providing such advance notice and shall disclose only such terms of this Agreement as such disclosing Party reasonably determines, based on advice from its counsel, are required by applicable Law or legal process to be disclosed. Alnylam shall be permitted to disclose in confidence (pursuant to a written agreement with confidentiality obligations no less restrictive than set forth herein) the terms of this Agreement to the extent Alnylam is contractually obligated to do so pursuant to Alnylam Third Party Obligations and to potential and existing investors, lenders and acquirors; provided, that Alnylam shall redact such portions as Licensee reasonably requests.
     6.2 Employee and Advisor Obligations. Each Party agrees that it may provide Confidential Information received from the other Party (including the terms of this Agreement) only to its and its Affiliates’ (a) employees, consultants, advisors and contractors who have a need to know such information in order for the receiving Party to exercise its rights or perform its obligations under this Agreement, and (b) potential and existing investors, lenders and acquirors, in each case who have an obligation to treat such information and materials as confidential under terms no less restrictive than those set forth herein.
     6.3 Publicity. Upon execution of this Agreement, the Parties shall jointly issue a press release announcing the execution of this Agreement in form and substance substantially as set forth on Schedule G hereto. Thereafter, neither Party shall issue any press release or public announcement relating to this Agreement or any Discovery Collaboration without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, except that a Party may issue a press release or public announcement if required by Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ or pursuant to relevant accounting standards, such as IFRS or GAAP; provided that the other Party has received prior notice of such intended press release or public announcement if practicable under the circumstances and the Party subject to the requirement includes in such press release or public announcement only such information relating to this Agreement as is necessary to comply with applicable Law. Alnylam shall not issue any press release or public announcement relating to Licensed Products without the prior written approval of Licensee. The rights of approval and notice granted to a Party in accordance with the preceding sentence shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
     7.1 Mutual Representations and Warranties.
     (a) Representations of Authority. Each Party represents and warrants to the other Party that, as of the Effective Date, it has full corporate right, power and authority to enter into this Agreement and to perform its obligations under this Agreement.
     (b) Consents. Each Party represents and warrants to the other Party that all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained.

     (c) No Conflict. Each Party represents and warrants to the other Party that the execution and delivery of this Agreement and the performance of its obligations hereunder (i) does not violate or conflict with the provisions of its certificate of incorporation or by-laws, (ii) does not conflict with or violate any requirement of applicable Laws effective as of the Effective Date, and (iii) does not and will not conflict with, violate, breach or constitute a default under any contractual obligations of it or any of its Affiliates existing as of the Effective Date.
     (d) Authorization and Binding Nature. Each Party represents and warrants to the other Party that the execution, delivery and performance of this Agreement and the performance of all obligations hereunder have been duly authorized by all requisite corporate action on the part of such Party and this Agreement constitutes valid and legally binding obligations of such Party, limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and (ii) as may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     (e) Employee Obligations. Each Party represents and warrants that all of its employees, officers and consultants have executed agreements or have existing obligations under Law requiring assignment to such Party of all intellectual property and proprietary rights made during the course of and as the result of their association with such Party, and obligating such individuals to maintain as confidential the Confidential Information of such Party and of a Third Party which such Party may receive.
     7.2 Representations and Warranties of Alnylam. Alnylam represents and warrants to Licensee that, as of the Effective Date:
     (a) Organization and Good Standing. Alnylam is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
     (b) Non-Infringement. To Alnylam’s knowledge, (i) no Third Party is currently infringing or misappropriating any Licensed Intellectual Property, it being understood that there may be Third Parties that are conducting research or clinical development under the “safe harbor” exemption from patent infringement under 35 USC 271(e)(1) or similar exemptions in other jurisdictions, and (ii) the practice of the Licensed Intellectual Property as contemplated under this Agreement does not violate the intellectual property rights of any Third Party.
     (c) Validity. All Licensed Intellectual Property that is owned by Alnylam, and, to the best of Alnylam’s knowledge, all Licensed Intellectual Property that is licensed by Alnylam pursuant to Listed Alnylam Third Party Agreements, is in full force and effect and all necessary registration, maintenance, and renewal fees for such Licensed Intellectual Property have been paid on time. Except for those oppositions or challenges which are publicly disclosed in Alnylam’s filings with the U.S. Securities and Exchange Commission, no Third Party has initiated a suit or other proceedings to challenge the validity of the Licensed Patent Rights. Alnylam has no reason to believe that the Licensed Patent Rights are other than valid and enforceable.

     (d) Litigation. Alnylam and its Affiliates are not aware of any pending or threatened claim or litigation (nor has Alnylam received notice of a potential claim or litigation) (i) which alleges that any issued patents of a Third Party would be infringed by the Development and Commercialization of any Licensed Product hereunder or (ii) that questions the validity of this Agreement or the right of Alnylam to enter into this Agreement, or to consummate the transactions contemplated hereby. To Alnylam’s knowledge, there are no legal actions or investigations pending or threatened involving the employment by or with Alnylam of any of Alnylam’s current or former officers, their use in connection with Alnylam’s business or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers or alleging a violation of Law. Alnylam is not a party to any order, writ, injunction, judgment or decree of any court. There is no action, suit, proceeding or investigation by Alnylam currently pending or that Alnylam intends to initiate.
     (e) Authority. Alnylam and its Affiliates have the right and authority to grant the licenses to Licensee set forth in Section 2.1(a) of this Agreement as contemplated under this Agreement.
     (f) Certain Exclusive Rights. Alnylam has granted exclusive licenses under Licensed Intellectual Property to Third Parties, or options to acquire exclusive licenses under Licensed Intellectual Property, for an aggregate of no more than [**] Targets.
     (g) Listed Alnylam Third Party Agreements. Schedule D-1 identifies all Listed Alnylam Third Party Agreements existing as of the Effective Date, and Schedule D-2 summarizes certain relevant Alnylam Third Party Obligations under such Listed Alnylam Third Party Agreements, including without limitation Listed Alnylam Third Party Payment obligations. All Listed Alnylam Third Party Agreements are in full force and effect, and no dispute presently exists between Alnylam and such Listed Counterparties and Pre-Existing Alliance Parties that would place in jeopardy any of the licenses granted by Alnylam under this Agreement.
     (h) Pre-Existing Alliance Agreements. Schedule E identifies all Pre-Existing Alliance Agreements existing as of the Effective Date.
     (i) Isis. Alnylam, through its Affiliate or a Third Party collaborator, has commenced an IND-Enabling Study for [**] product candidate as set forth in Section 5.2(b) of the Listed Alnylam Third Party Agreement with Isis Pharmaceuticals, Inc. Alnylam presently has the exclusive right under the “Isis Patents” (as defined on Schedule C) and the right to grant sublicenses under the Listed Alnylam Third Party Agreement with Isis Pharmaceuticals, Inc.
     (j) Protecting IP Rights. Alnylam and its Affiliates have taken reasonable measures to protect the Licensed Intellectual Property, consistent with prudent commercial practices in the biotechnology industry.
     (k) Completeness. Schedule C provides a complete listing of the Licensed Patent Rights as of the Effective Date. Alnylam does not Control as of the Effective Date any

Patent Rights other than the Licensed Patent Rights that Cover (a) the general structure, architecture, or design of double-stranded oligonucleotide molecules which engage RNAi mechanisms in a cell; (b) chemical modifications of double-stranded oligonucleotides (including any modification to the base, sugar or internucleoside linkage, nucleotide mimetics, and any end modifications) which do not abolish the RNAi activity of the double-stranded oligonucleotides in (a); (c) manufacturing techniques for the double-stranded oligonucleotide molecules or chemical modifications of (a) and (b); or (d) all uses or applications of double-stranded oligonucleotide molecules or chemical modifications in (a) or (b); (e) delivery technologies necessary or useful for delivery of double-stranded oligonucleotide molecules; or (f) manufacturing techniques for the delivery technologies in clause (e); but excluding Patent Rights which specifically relate to Blocked Targets.
     (l) Forthrightness. Alnylam has not intentionally withheld or omitted any information from Licensee which Alnylam believes would be material in Licensee’s decision to enter into this Agreement.
     7.3 Representations and Warranties of Licensee. Licensee represents and warrants to Alnylam that, as of the Effective Date, Licensee is not engaged in a dispute with UBC.
     7.4 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTIONS 7.1, 7.2 or 7.3, OR IN THE COMMON STOCK PURCHASE AGREEMENT, OR IN THE SHARE PURCHASE AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE VIII
TERM AND TERMINATION
     8.1 Term. This Agreement shall be effective as of the Effective Date and shall continue, subject to Sections 8.2, 8.3 and 8.4, in accordance with its terms until, with respect to a Licensed Product in a particular country, the expiration of such Licensed Product’s Royalty Term in such country. Without prejudice to any other rights or remedies available at law or in equity, neither Party shall have the right to terminate any right or obligation under this Agreement except pursuant to Section 8.2, 8.3 or 8.4. Notwithstanding the foregoing, in the event that the Effective Date does not occur on or before December 15, 2007, this Agreement shall terminate automatically on December 15, 2007 and be of no further force or effect, unless otherwise agreed upon by the Parties.
     8.2 Termination for Cause.
     (a) Licensee may terminate this Agreement upon sixty (60) calendar days’ prior written notice to Alnylam upon the material breach by Alnylam of any of its representations, warranties or obligations under this Agreement; provided that such termination shall become effective only if (i) Alnylam fails to remedy or cure the breach within such sixty (60) day period, or (ii) if such breach cannot be remedied or cured through the application of commercially reasonable efforts within such sixty (60) day period, and Alnylam has (within such time period) submitted a plan for cure as promptly as is reasonably practicable (but in no event beyond an additional sixty (60) day period) through the application of commercially reasonable efforts with a remedy or cure period reasonably acceptable to Licensee, then after the earlier of the remedy or cure date accepted by Licensee or the date Alnylam ceases to use commercially reasonable efforts to remedy or cure such breach.
     (b) Alnylam may terminate this Agreement upon sixty (60) calendar days’ prior written notice to Licensee upon the material breach by Licensee of any of its representations, warranties or obligations under this Agreement; provided that such termination shall become effective only if (i) Licensee fails to remedy or cure the breach within such sixty (60) day period, or (ii) if such breach cannot be remedied or cured through the application of commercially reasonable efforts within such sixty (60) day period, and Licensee has (within such time period) submitted a plan for cure as promptly as is reasonably practicable (but in no event beyond an additional sixty (60) day period) through the application of commercially reasonable efforts with a remedy or cure period reasonably acceptable to Alnylam, then after the earlier of the remedy or cure date accepted by Alnylam or the date Licensee ceases to use commercially reasonable efforts to remedy or cure such breach.
     8.3 Termination for Patent Challenge. If Licensee or any of its Affiliates or Licensee Partners initiates, maintains or supports any action to (a) oppose the grant of a patent, or (b) challenge the validity, patentability, enforceability and/or scope of an issued patent, in each case under the Licensed Patent Rights, then Alnylam shall have the right, upon thirty (30) days’ prior written notice to Licensee, to terminate this Agreement; provided, however, that if Licensee or any of its Affiliates or Licensee Partners, as relevant, cease such opposition or challenge within such thirty (30) day period, then Alnylam shall not have the right to terminate this Agreement.
     8.4 Termination At Will. Licensee shall have the right to terminate this Agreement on a Licensed Product-by-Licensed Product, Licensed Patent Right-by-Licensed Patent Right, and country-by-country basis after the first (1st) anniversary of the Effective Date for any reason upon one hundred and eighty (180) days prior written notice to Alnylam; provided, however, that if royalties were payable for any of the prior four (4) Accounting Periods or are currently payable hereunder with respect to such Licensed Product in such country, Licensee shall continue to comply with the terms of this Agreement with respect to such Licensed Product in such country as if the Agreement had not terminated hereunder, as such terms relate to the payment of royalties and event payments with respect to such Licensed Product in such country, and the related accounting provisions of this Agreement.
     8.5 Effect of Expiration or Termination. Unless otherwise expressly set forth herein, all rights and obligations of the Parties hereunder shall terminate as of the effective date of such expiration or termination.

     (a) Termination by Licensee For Alnylam Breach. If Licensee terminates this Agreement pursuant to Section 8.2(a), then the licenses granted to Licensee under Section 2.1(a) shall continue subject only to the restrictions set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6 and 2.7, and Licensee’s obligation to pay to Alnylam the royalties and event payment amounts due under Sections 2.5(a), 5.3 and 5.4 and under any applicable terms of the Discovery Collaboration as they become due; provided, however, that Licensee may withhold [**] percent ([**]%) of each event and royalty payment due hereunder until the actual amount of damages owed by Alnylam to Licensee with respect to the breach of this Agreement resulting in such termination is determined, whereupon such withheld amount shall be credited against such damages and any amount remaining shall be paid to Alnylam within thirty (30) days after such determination.
     (b) Termination by Alnylam For Licensee Breach or Patent Challenge; Termination by Licensee For Convenience. If (i) Alnylam terminates this Agreement pursuant to Section 8.2(b) or 8.3, or (ii) Licensee terminates this Agreement, in its entirety or with respect to certain Licensed Products or Licensed Patent Rights, pursuant to Section 8.4, then all provisions of this Agreement, including the licenses granted under Section 2.1(a) by Alnylam to Licensee hereunder, shall terminate with respect to the Agreement in its entirety or, solely with respect to a termination of a Licensed Product or Licensed Patent Right by Licensee under the immediately preceding clause (ii), with respect to such terminated Licensed Product or Licensed Patent Right.
     (c) Paid-Up License. Upon the expiration of the Royalty Term applicable to any Licensed Product in a country, subject to Alnylam Third Party Obligations, Licensee’s and its Affiliates’ licenses under Section 2.1(a) with respect to such Licensed Product in such country shall become a fully paid-up, royalty-free license, with the right to sublicense, to Discover, Develop, Commercialize or Manufacture such Licensed Product in such country.
     (d) Survival. The expiration or termination of any right or obligation under this Agreement for any reason will not affect obligations, including the payment of any royalties and event payments, that have accrued as of the date of such expiration or termination, as the case may be, and the provisions set forth in Sections 2.5(a), 5.3-5.6 and 5.8-5.14 (with respect to each of the foregoing Sections, solely to the extent that any amounts are due but unpaid thereunder), Section 8.4, this Section 8.5, and Articles VI and IX hereof, shall survive such expiration or termination.
ARTICLE IX
MISCELLANEOUS
9.1 Indemnification.
     (a) By Alnylam. Alnylam shall defend, indemnify and hold harmless Licensee, its Affiliates and their respective directors, officers, employees and agents, at Alnylam’s cost and expense, from and against any liabilities, losses, costs, damages, fees or expenses (including reasonable fees and expenses of legal counsel) arising out of any Third Party claim based on (i) any breach by Alnylam of any of its representations, warranties or obligations pursuant to this Agreement, or (ii) the negligence or willful misconduct of Alnylam or its Affiliates or sublicensees, or any of their respective directors, officers, employees and agents, in the performance of obligations or exercise of rights under this Agreement; except to the extent that such claims arise out of any negligence or willful misconduct of Licensee or its Affiliates, Licensee Partners or sublicensees, or any of their respective directors, officers, employees and agents.
     (b) By Licensee. Licensee shall defend, indemnify and hold harmless Alnylam, its Affiliates and their respective directors, officers, employees and agents at Licensee’s cost and expense, from and against any liabilities, losses, costs, damages, fees or expenses (including reasonable fees and expenses of legal counsel) arising out of any Third Party claim based on (i) any breach by Licensee of any of its representations, warranties or obligations pursuant to this Agreement, or (ii) the negligence or willful misconduct of Licensee or its Affiliates, Licensee Partners or sublicensees, or any of their respective directors, officers, employees and agents, in the performance of obligations or exercise of rights under this Agreement, or (iii) any Product Liability Claim relating to a Licensed Product; except to the extent that such claims arise out of any negligence or willful misconduct of Alnylam or its Affiliates or sublicensees, or any of their respective directors, officers, employees and agents.
     (c) Claims for Indemnification with respect to Third Parties.
          (i) With regard to any Third Party claim for which indemnification may be sought under this Section 9.1 against a person entitled to indemnification under this Section 9.1 (an “Indemnified Party”), the Indemnified Party shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to such Third Party claim or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section 9.1(c) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).
          (ii) Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.
          (iii) The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.
          (iv) The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.
          (v) The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to any settlement of such claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party.
     9.2 Choice of Law. This Agreement shall be governed by and interpreted under the laws in effect in the State of Delaware, excluding its conflicts of laws principles.
     9.3 Notices. Any notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and shall be deemed to have been delivered upon personal delivery or (a) in the case of notices provided between Parties in the continental United States, four (4) days after deposit in the mail or the next Business Day following deposit with a reputable overnight courier and (b) in the case of notices provided by telecopy (which notice shall be followed immediately by an additional notice pursuant to clause (a) above if the notice is of a default hereunder), upon completion of transmissions to the addressee’s telecopier, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by one of the Parties to the other as provided in this Section 9.3):

If to Alnylam:

Alnylam Pharmaceuticals, Inc.
300 Third Street, 3rd Floor
Cambridge, Massachusetts 02142
Attention: Vice President — Legal
Fax: (617) 551-8101

With a copy (which shall not constitute notice) to:

WilmerHale LLP
60 State Street
Boston, MA 02109
Attention: Steven D. Singer, Esq.
Fax: (617) 526-5000

If to Licensee:

F. Hoffmann-La Roche Ltd

Grenzacherstrasse 124
4070 Basel
Switzerland
Attention: Legal Department
Fax: 41 61 688 1396

And:	Hoffmann-La Roche Inc.
340 Kingsland Street
Nutley, New Jersey 07110
USA
Attention: Corporate Secretary
Fax: (973) 235-3500

With a copy (which shall not constitute notice) to:

F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
4070 Basel
Switzerland
Attention: Pharma Partnering
Fax: 41 61 688 7990
     9.4 Severability. If, under applicable Law any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (“Severed Clause”), then, it is mutually agreed that this Agreement shall endure except for the Severed Clause. The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.
     9.5 Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall be construed to have the same meaning and effect as “and/or.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     9.6 Integration. This Agreement constitutes the entire agreement between the Parties with respect to the within subject matter and supersedes all previous agreements, whether written or oral; provided, that the Parties acknowledge the contemporaneous execution and delivery of the Other Transaction Documents, which shall not be superseded by this Agreement. This Agreement may be amended only in writing signed by properly authorized representatives of each of the Parties.
     9.7 Independent Contractors; No Agency. Neither Party shall have any responsibility for the hiring, firing or compensation of the other Party’s employees or for any employee benefits. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party shall be that of independent contractor. The Parties agree and acknowledge that neither owes any fiduciary duties to the other.
     9.8 Assignment; Successors. Neither Alnylam nor Licensee may assign this Agreement in whole or in part without the prior written consent of the other Party and such attempted assignment shall be deemed null and void; provided, however, that either Party may assign this Agreement without the prior written consent of the other Party (a) to an Affiliate of such Party, provided that the assigning Party shall remain primarily liable hereunder for the performance of all obligations by the assignee, or (b) to a Third Party in connection with a merger, sale or transfer of all or substantially all of the assigning Party’s business (in the case of Licensee, its pharmaceutical business related to RNAi technology and in the case of an assignment from Alnylam to [**] to which this Agreement relates, provided that such assignee shall agree in writing to be bound by the terms and conditions of this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.
     9.9 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission shall be deemed to be original signatures.
     9.10 Waivers. No failure on the part of Licensee or Alnylam to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.
     9.11 No Consequential or Punitive Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL,

SPECIAL, EXEMPLARY OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF, OR OTHERWISE UNDER, THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 9.11 IS INTENDED TO LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 9.1 OR (B) REMEDIES AVAILABLE TO EITHER PARTY WITH RESPECT TO A BREACH OF ARTICLE VI.
     9.12 Actions of Affiliates. Except as set forth in Section 9.15 below, each Party shall be liable for any failure by its Affiliates to comply with the restrictions, limitations and obligations set forth in this Agreement. Each Party may perform its obligations hereunder personally or through one or more Affiliates, although each Party shall nonetheless be solely responsible for the performance of its Affiliates. Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) that such Party is prohibited hereunder from committing directly. To the extent that the rights granted to a Party hereunder may be and are exercised by an Affiliate of such Party, such Affiliate shall be bound by the corresponding obligations of such Party.
     9.13 Expenses. Except as otherwise expressly set forth in this Agreement, each Party shall be solely responsible for the expenses it incurs in connection with its performance of the activities contemplated by this Agreement.
     9.14 No Third Party Beneficiaries. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder shall be deemed an intended third party beneficiary hereunder or have any right to enforce any obligation of this Agreement. Notwithstanding the foregoing, the Parties agree that UBC shall be deemed a third party beneficiary of, and shall have the right to enforce directly against Licensee, its Affiliates and/or Licensee Partners, certain terms of this Agreement as set forth in the UBC Sublicense Agreement.
     9.15 Alnylam Europe AG. Solely for the limited purposes of Sections 2.1, 2.2 and 2.3 hereof, Alnylam Europe AG shall be a party to this Agreement. Alnylam Europe AG shall have no other right or obligation other than as set forth under the aforementioned provisions of this Agreement.
     9.16 Bankruptcy. All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by Alnylam and its Affiliates to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. Unless Licensee elects to terminate this Agreement, the Parties agree that Licensee shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.
[Remainder of This Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Alnylam, Alnylam Europe AG and Licensee have caused this License and Collaboration Agreement to be duly executed by their authorized representatives, as of the date first written above.

F. HOFFMANN-LA ROCHE LTD
By:	/s/ Nigel Sheeil
	Name:	Nigel Sheeil
	Title:	Vice President

Global Head Licensing HOFFMANN-LA ROCHE INC.
By:	/s/ Warwick S. Bedwell
	Name:	Warwick S. Bedwell
	Title:	Vice President

Global Head of Business Development ALNYLAM PHARMACEUTICALS, INC.
By:	/s/ John Maraganore
	Name:	John Maraganore
	Title:	President & CEO

Solely for purposes of Sections 2.1, 2.2 and 2.3 hereof: ALNYLAM EUROPE AG
By:	/s/ Kreutzer Bossko
	Name:	Kreutzer Bossko
Title:

Schedule A
Primary Therapeutic Areas
Cancer: Targets principally involved in [**], excluding Targets involved in [**], including, without limitation, [**], but excluding Targets of [**].
Hepatic: Targets principally involved in diseases of the liver, including, without limitation, [**], but excluding Targets of [**].
Metabolic Disease: Targets principally involved in diseases of metabolism, including, without limitation, [**], but excluding Targets of [**].
Pulmonary Disease: Targets principally involved in diseases of the pulmonary system, including, without limitation, [**], but excluding Targets of [**].

Page 1 of 1, Schedule A

Schedule B
Supplemental Therapeutic Areas
Autoimmune Disease: Targets principally involved in [**]. Such disorders include, without limitation[**], but excluding Targets of [**].
Bacterial Infection: Targets principally involved in bacterial infection [**], including, without limitation, Targets [**].
Cardiovascular: Targets principally involved in diseases of the heart or of the vascular system, including, without limitation, [**], but excluding Targets of [**].
Oral: Targets principally involved in diseases of the oral cavity, including, without limitation, [**], but excluding Targets of [**].
Dermatology: Targets principally involved in diseases of the skin, including, without limitation, [**], but excluding Targets of [**].
Endocrine: Targets principally involved in diseases of the endocrine system, including, without limitation, [**], but excluding [**] and excluding Targets of [**].
Ex Vivo Therapy: Genes that are targeted as part of ex vivo therapy, including, without limitation, [**] including, without limitation, [**].
Gastrointestinal: Targets principally involved in diseases of the gastrointestinal system, including, without limitation, [**], but excluding Targets of [**].
Genitourinary: Targets principally involved in diseases of the genitourinary system, including, without limitation, [**], but excluding Targets of [**].
Hematology: Targets principally involved in [**], including, without limitation, [**], but excluding Targets of [**].
Inflammatory Disease: Targets principally involved in [**]. Such disorders include, without limitation, those [**], including [**], but excluding Targets of [**].
Musculoskeletal Disease: Targets principally involved in diseases of the muscles, ligaments or bone, including, without limitation, [**], but excluding targets of [**].
Neurological Disease: Targets principally involved in [**], including, without limitation, [**], but excluding those [**].
Ophthalmic Disease: Targets principally involved in diseases of the eye, including, without limitation, [**], but excluding Targets of [**].
Parasitic Disease: Targets principally involved in parasitic [**], including, without limitation, Targets [**].

Page 1 of 3, Schedule B

Renal Disease: Targets principally involved in diseases of the kidney, including, without limitation, [**], but excluding Targets of [**].
Transplantation Medicine: Targets principally involved in [**], but excluding Targets of [**].
Viral Disease: Targets principally involved in viral [**], including, without limitation, Targets [**].

Page 2 of 3, Schedule B

Schedule C
Licensed Patent Rights
[**]

Schedule C(1)
[**]

Alnylam Pharmaceutical, Inc.
Core Patents

CaseNumber	InvTitle	Country	CaseType	AppNumber	FilDate	PubNumber	PubDate	PatNumber	IssDate	ApplicationStatus

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
[**]
A total of 5 pages have been omitted pursuant to a request for confidential treatment.

PATENT RIGHTS CONTROLLED BY TEKMIRA (INEX) THROUGH AN OWNERSHIP INTEREST

Inex File Number	Title	Serial/ Patent Numbers	Inventors	Owner

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
[**]
A total of 9 pages have been omitted pursuant to a request for confidential treatment.

PATENT RIGHTS CONTROLLED BY TEKMIRA (INEX) UNDER A LICENSE FROM A THIRD PARTY

Inex File Number	Title	Serial/ Patent Numbers	Inventors	Owner

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
[**]
A total of 16 pages have been omitted pursuant to a request for confidential treatment.

M.I.T. Patent Rights
M.I.T. Case No. [**]
I. United States Patents and Applications
[**]
II. International (non-U.S.) Patents and Applications
[**]
M.I.T. Case No. [**]
I. United States Patents and Applications
[**]

CANCER RESEARCH/STANFORD
PATENT RIGHTS

CaseNumber	InvTitle	Country	CaseType	AppNumber	FilDate	ApplicationStatus	PubNumber	PubDate	PatNumber	IssDate

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
[**]
A total of 2 pages have been omitted pursuant to a request for confidential treatment.

Schedule C(2)
PATENTS AND PATENT APPLICATIONS LICENSED FROM ISIS PHARMACEUTICALS INC.
Schedule C(2)(a): Isis Chemistry Patents

Isis Current Chemistry Patents

Isis
Docket	Country		Patent	Grant			3rd
Number	Name	Status	Number	Date	Title	3rd Party	Party
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
[**]
A total of 51 pages have been omitted pursuant to a request for confidential treatment.

Isis Current Chemistry Patents (June 2007 Updates)

Isis Docket
Number	Country	Status	Serial Number	Filing Date	Title

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
[**]

Isis Current Chemistry Patents (as at June 27, 2007)

Isis Docket
Number	Country	Status	Serial Number	Filing Date	Title

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
[**]
A total of 3 pages have been omitted pursuant to a request for confidential treatment.

Schedule C(2)(b): Isis Motif and Mechanism Patents

Isis Current Motif and Mechanism Patents (June 2007 Updates)

			Patent	Grant		3rd	3rd
Isis Docket Number	Country	Status	Number	Date	Title	Party	Party
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
[**]
A total of 10 pages have been omitted pursuant to a request for confidential treatment.

Isis Current Mechanism and Motif Patents (June 2007 Updates)

Isis Docket				Filing
Number	Country	Status	Serial Number	Date	Title

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
[**]

Isis Future Motif and Mechanism Patents (as at June 2007)

Isis Docket				Filing
Number	Country	Status	Serial Number	Date	Title

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
[**]
A total of 3 pages have been omitted pursuant to a request for confidential treatment.

Schedule D-1
Listed Alnylam Third Party Agreements
Copies of the following agreements, some in redacted form, have been, or shall be, made available to Licensee as of the Effective Date:
1.	Co-Exclusive License Agreement between Max Planck Innovation GmbH (formerly Garching Innovation GmbH) and Alnylam Pharmaceuticals, Inc., dated December 20, 2002, as amended by Amendment dated July 2, 2003, and the Requirements Amendment effective June 15, 2005

2.	Co-Exclusive License Agreement between Max Planck Innovation GmbH (formerly Garching Innovation GmbH) and Alnylam Europe AG (formerly Ribopharma AG), dated July 30, 2003, as amended by the Requirements Amendment effective June 15, 2005

3.	Licence Agreement between Cancer Research Technology Ltd. and Alnylam Pharmaceuticals, Inc., dated July 18, 2003

4.	Agreement between the Board of Trustees of the Leland Stanford Junior University and Alnylam Pharmaceuticals, Inc., dated September 17, 2003

5.	Strategic Collaboration & License Agreement between Isis Pharmaceuticals, Inc., and Alnylam Pharmaceuticals, Inc., dated March 11, 2004, as supplemented or amended by letter agreements dated March 9, 2004 (as amended by letter agreement dated October 28, 2005), March 11, 2004, and June 10, 2005

6.	Amended and Restated Exclusive Patent License Agreement between Alnylam Pharmaceuticals, Inc. and Massachusetts Institute of Technology, dated May 9, 2007

7.	License and Collaboration Agreement between Tekmira Pharmaceuticals Corporation (formerly INEX Pharmaceuticals Corporation) and Alnylam Pharmaceuticals, Inc., dated January 8, 2007

8.	The Sublicense Agreement between Tekmira Pharmaceuticals Corporation (formerly INEX Pharmaceuticals Corporation) and Alnylam Pharmaceuticals, Inc., dated January 8, 2007

Page 1 of 1, Schedule D-1

Schedule D-2
Certain Alnylam Third Party Obligations
     This Schedule D-2 highlights certain obligations of, or restrictions on, Alnylam and/or its sublicensees of Licensed Intellectual Property under Listed Alnylam Third Party Agreements, including without limitation Listed Third Party Payment obligations, which are applicable to Licensee under this Agreement, in each case subject to the terms and conditions of such Listed Alnylam Third Party Agreements. The summaries set forth in this Schedule D-2 are not intended to be comprehensive or inclusive of all obligations or restrictions which may be applicable to sublicensees of Licensed Intellectual Property under such Listed Alnylam Third Party Agreements.
     Unless otherwise expressly stated, capitalized terms not otherwise defined in this Schedule D-2 shall have the meanings ascribed to them in the applicable Listed Alnylam Third Party Agreement, and references to sections, articles, schedules or exhibits made in this Schedule D-2 shall be to sections, articles, schedules or exhibits, as the case may be, in or to such applicable Listed Alnylam Third Party Agreement.

Page 1 of 37, Schedule D-2

MAX PLANCK (US)
1.	Co-Exclusive License Agreement between Max Planck Innovation (formerly Garching Innovation GmbH) (“Max Planck”) and Alnylam Pharmaceuticals, Inc. (“Alnylam”), dated December 20, 2002, as amended by Amendment dated July 2, 2003 and the Requirement Amendment (“Requirement Amendment”) effective June 15, 2005 (as amended, “Max Planck US License Agreement”)
Limitations on License Grant (Section 2.1)
•	Alnylam’s co-exclusive license is limited to a license to develop, make, have made, use, sell and import Licensed Products in the Field.
•	Owners retain the right to practice under the Patent Rights for research, teaching, education, non-commercial collaboration and publication purposes. The German and the U.S. federal government retain a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Patent Rights for government purposes.
Certain Sublicense Terms (Sections 2.4 and 11.8)
•	Immediately after the signature of each sublicense granted under the Max Planck US License Agreement, Alnylam is required to provide Max Planck with a copy of the signed sublicense agreement.
•	Sublicensees are required to perform their sublicense agreement in accordance with the Max Planck US License Agreement. If Max Planck determines that Alnylam or any of its Sublicencees has failed to fulfill any of its obligations under Section 4 (including without limitation diligence and reporting obligations), then Max Planck may treat such failure as a material breach in accordance with Section 11.7.
•	In the event that any license granted to Alnylam under the Max Planck US License Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full force and effect, provided that (i) the Sublicensee is not then in breach of its sublicense agreement; and (ii) the Sublicensee agrees to be bound to Max Planck as licensor under the terms and conditions of the sublicense agreement, provided that Max Planck shall have no other obligation than to leave the sublicense granted by Alnylam in place.
Diligence and Reporting (Sections 4.1 and 4.2; Sections 1 and 3 of Requirement Amendment)
•	Sublicensees are required to use commercially reasonable efforts to develop and to introduce into the commercial market Licensed Products at the earliest practical date.

Page 2 of 37, Schedule D-2

•	Sublicensees are required to furnish information to Alnylam for inclusion in its reports to Max Planck, which reports are due within 30 days after the end of each calendar quarter with Alnylam’s standard R&D report, on the progress of its efforts during the immediately preceding calendar quarter to develop and commercialize Licensed Products for each indication and sub-indication within the Field. The report shall also contain a discussion of intended R&D efforts for the calendar quarter in which the report is submitted.
•	Under the Requirement Amendment, Alnylam is required to comply with certain operational and reporting obligations relating to Alnylam Europe AG.
Royalty Payment Obligation (Sections 5.2 and 5.3)
•	The following running royalties are payable to Max Planck on Net Sales of therapeutic and prophylactic Licensed Products by Alnylam and its Sublicensees:
(i)	[**]% ([**] percent) of the first US$[**] US Dollars) of annual accumulated Net Sales of all Licensed Products;

(ii)	[**]% ([**] percent) of annual accumulated Net Sales of all Licensed Products between US$[**] US Dollars) and US$[**] US Dollars);

(iii)	[**]% ([**] percent) of annual accumulated Net Sales of all Licensed Products between US$[**] US Dollars) and US$[**] US Dollars);

(iv)	[**]% ([**] percent) of annual accumulated Net Sales of all Licensed Products between US$[**] US Dollars) and US$[**] US Dollars);

(v)	[**]% ([**] percent) of annual accumulated Net Sales of all Licensed Products between US$[**] US Dollars) and US$[**] US Dollars); and

(vi)	[**]% ([**] percent) of annual accumulated Net Sales of all Licensed Products above US$[**] US Dollars).
•	If the sale of any Licensed Product is covered by more than one of the Patent Rights, multiple royalties shall not be due.
•	Non-cash consideration shall not be accepted by any Sublicensee for Licensed Products without the prior written consent of Max Planck.
•	In the event any Sublicensee takes, for objective commercial and/or legal reasons, a license from any third party under any patent applications or patents that dominate the Patent Rights or is dominated by the Patent Rights in order to develop, make, use, sell or import any Licensed Product (explicitly excluding, without limitation, any third party patents and patent applications for formulation, stabilization and delivery), then up to [**]% of any additional running royalties to be paid to such third party may be deducted, up to [**]% ([**] percent) of the running royalties stated in Section 5.2, from the date such running royalties must

Page 3 of 37, Schedule D-2

be paid to such third party. However, the running royalties stated in Section 5.2 shall not be reduced to less than a minimum of [**]% ([**] percent) of Net Sales in any case. For avoidance of doubt, if a Sublicensee takes a license to a third party target, in no event is a deduction allowed on any license fees for such target from running royalties due to Max Planck under the Max Planck US License Agreement.
•	If (i) Sublicensees sell a Licensed Product in a country where no Patent Rights are issued and no patent applications that are part of the Patent Rights are pending that have not been pending for less than [**] years after filing national patent applications in the country in question, and (ii) such Licensed Product is manufactured in a country where Patent Rights are issued or patent applications that are part of the Patent Rights are pending that have not been pending for more than [**] years after filing national patent applications in the country in question, the royalties stated in Section 5.2 will be reduced by [**]% ([**] percent) for such Licensed Product, until the expiration or abandonment of all issued patents and filed patent applications within the Patent Rights in the country in which the Licensed Product is manufactured.
Royalty Payment and Reports (Sections 5.4 and 5.5)
•	Within 30 days after the end of each calendar half year, Alnylam is required to deliver a detailed report to Max Planck for the immediately preceding calendar half year showing at least (i) the number of Licensed Products sold by Alnylam and its Sublicensees in each country, (ii) the gross price charged by Alnylam and its Sublicensees for each Licensed Products in each country, (iii) the calculation of Net Sales, and (iv) the resulting running royalties due to Max Planck according to those figures. If no running royalties are due to Max Planck, the report shall so state.
•	Running royalties shall be payable for each calendar half year, and shall be due to Max Planck within 60 days after the end of each calendar half year.
Bookkeeping and Auditing (Sections 5.6 and 5.7)
•	Sublicensees are obliged to keep complete and accurate books on any reports and payments due to Max Planck under the Max Planck US License Agreement, which books shall contain sufficient information to permit Max Planck to confirm the accuracy of any reports and payments made to Max Planck. Upon Max Planck’s request, Alnylam, or agents appointed by Max Planck for Alnylam, shall check the books of its Sublicensees for Max Planck, once a year. This right of auditing by Max Planck shall expire five years after each report or payment has been made. Alnylam shall have the right to check the books of its Sublicensees according to Section 5.6. All payments made by Sublicensees under the Max Planck US License Agreement are nonrefundable and noncreditable against each other.

Page 4 of 37, Schedule D-2

Compliance with Laws (Section 10.1)
•	Alnylam is required to use commercially reasonable efforts to comply with all local, state, federal, and international laws and regulations relating to the development, manufacture, use and sale of Licensed Products.
Non-Use of Owners Names (Section 10.2)
•	Sublicensees are prohibited from using the name of “Massachusetts Institute of Technology”, “University of Massachusetts”, “Whitehead Institute”, “Max Planck Institute”, “Max Planck Society”, “Garching Innovation” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by any of the Owners, in any promotional material or other public announcement or disclosure without the prior written consent of the Owners or in the case of an individual, the consent of that individual.
Termination for Patent Challenge (Section 11.5)
•	To the extent legally enforceable, if any Sublicensee attacks, or has attacked or supports an attack through a third party, the validity of any of the Patent Rights, Alnylam shall have the right to terminate the sublicense agreement immediately; upon request of Max Planck, Alnylam shall have the obligation to terminate such sublicense agreement.

Page 5 of 37, Schedule D-2

MAX PLANCK (EUROPEAN)
2.	Co-Exclusive License Agreement between Max Planck and Alnylam Europe AG (formerly Ribopharma AG), dated July 30, 2003, as amended by the Requirement Amendment effective June 15, 2005 (as amended, “Max Planck European License Agreement”)
Limitations on License Grant (Sections 2.1 and 11.9)
•	Alnylam Europe AG’s co-exclusive license is limited to a license to develop, make, have made, use, sell and import Licensed Products in the Field.
•	The Approving Owners retain the right to practice under the Patent Rights for research, teaching, education, non-commercial collaboration and publication purposes. The German and the U.S. federal government retain a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Patent Rights for government purposes.
•	In countries where it is legally impossible to grant license to jointly owned patent rights without the approval of all joint owners, Max-Planck-Gesellschaft zur Foerderung der Wissenschaften e.V. (“Max Planck Gesellschaft”) has agreed to partially assign its ownership position in the Joint Patent Rights in such countries to Alnylam Europe AG, restricted to develop, make, have made, use, sell and import Licensed Products in the Field, whereby Alnylam Europe AG is allowed to further assign such ownership position, restricted to develop, make, have made, use, sell and import Licensed Products in the Field in such countries to Third Parties and Sublicensees only with the prior written approval of Max Planck (formerly Garching Innovation GmbH), which shall not unreasonably be withheld. In any event, the ownership position assigned to Alnylam Europe AG and, as the case may be, sub-assigned by Alnylam Europe AG to its assignees, shall entitle neither Alnylam Europe AG nor its assignees to any actions, claims or anything which exceed the rights granted to them under the Patent Rights by the Max Planck European License Agreement.
•	If Max Planck Gesellschaft has partially assigned its ownership position in the Joint Patent Rights in certain countries to Alnylam Europe AG according to Section 2.1, Alnylam Europe AG is obligated to cost-free re-assign such ownership position in such countries to Max Planck Gesellschaft on or before the effective date of termination of the Max Planck European License Agreement. In the event that Alnylam Europe AG has further assigned its ownership position in certain countries in accordance with Section 2.1, such further assignment shall remain in full force and effect, provided that (a) the sub-assignee is not then in breach of its sub-assignment agreement; and (b) the sub-assignee agrees to be bound to Max Planck as assignor under the terms and conditions of the sub-assignment agreement, provided that Max Planck shall have no other obligation than to leave the sub-assignment granted by Alnylam Europe AG in place.

Page 6 of 37, Schedule D-2

Royalty Payment Obligation (Section 5.2 and 5.3)
•	The same royalty rates and substantially similar deductions apply with respect to Net Sales of Licensed Products as those set forth under the Max Planck US License Agreement. Alnylam or Alnylam Europe AG shall only pay royalties on sales of such Licensed Products to a Third Party.
•	Notwithstanding the foregoing, in no event shall royalties be due under both the Max Planck European License Agreement and the Max Planck US License Agreement on the Net Sale of a particular Licensed Product.
Other Obligations and Restrictions
•	Other obligations and restrictions under the Max Planck European License Agreement are substantially similar to those set forth in the summary above with respect to the Max Planck US License Agreement.
•	Section 12.7 states that in the event of any discrepancies between the Max Planck European License Agreement and Max Planck US License Agreement due to the fact that the Max Planck US License Agreement does not reflect, among other things, that UMASS’ ownership position in the Joint Patent Rights is excluded from the Joint Patent Rights with respect to the Max Planck US License Agreement and the Max Planck European License Agreement, the Max Planck European License Agreement shall prevail.

Page 7 of 37, Schedule D-2

CANCER RESEARCH TECHNOLOGY
3.	Licence Agreement between Cancer Research Technology Ltd. (“CRT”) and Alnylam, dated July 18, 2003 (“CRT Agreement”)
Limitations on License Grants (Sections 2.1 and 2.3)
•	Alnylam’s license is limited to the Field under the CRT Patent Rights to research, develop, have developed, use, keep, make, have made, import, have imported, sell, have sold and otherwise dispose of Licensed Products. Except as necessary for the development and/or sale of Licensed Products in the Field, Alnylam does not have rights to make use of the CRT Patent Rights for any diagnostic application, as research tools or reagents, for target validation, or for small molecule drug discovery.
•	CRT and Cancer Research UK shall have the right to use, and CRT shall have the right to consent to the use by academic research institutions (including for the sake of clarity those in receipt of Cancer Research UK funding) of, the CRT Patent Rights in the Field for internal, or in collaboration with another academic research institution, non-commercial, non-commercially sponsored research. For the sake of clarity, Cancer Research UK-funded Researchers shall be permitted under the CRT Patent Rights to conduct clinical trials of potential dsRNA therapeutic agents as part of their Cancer Research UK-funded academic research.
Certain Sublicense Terms (Section 2.4)
•	Any Sub-license entered into by Alnylam must be limited to the Field and contain restrictions in equivalent terms to those set out in Clause 2.1.
•	Any Sub-license shall terminate automatically on the expiry or termination for whatever reason of the CRT Agreement. If the CRT Agreement is terminated pursuant to Clause 10, CRT has agreed to enter into a direct licensing arrangement with any Sub-licensee on terms substantially similar to those contained in the CRT Agreement save that any license granted by CRT to any Sub-licensee shall be consistent with the terms of the Sub-license granted by Alnylam (or its Affiliate) in relation to field, territory, exclusivity, rights to sub-license and payment provisions. However, if the CRT Agreement is terminated by Alnylam pursuant to Clause 10.2, the foregoing shall apply save that the granting of such license by CRT shall be subject to CRT’s consent. Nothing in Clause 2.4 shall confer upon CRT any obligation to enter into a direct licensing arrangement with the Sub-licensee where the Sub-licensee is in default of its obligations under the Sub-license. CRT shall not be expected to take any responsibility for any disputes between Alnylam (or its Affiliate) and its Sub-licensees relating to the terms of the Sub-license(s) and notwithstanding the foregoing, CRT shall not be obliged to enter into a direct license with a Sub-licensee in circumstances in which the Sub-licensee reserves any right to maintain a claim against CRT where such claim was previously maintained against

Page 8 of 37, Schedule D-2

Alnylam (or its Affiliate).

Sublicensees are required to undertake to CRT directly to allow the same access to the books and records as CRT has to Alnylam’s books and records under the CRT Agreement.
•	Sublicensees are restricted with respect to rights to assign in equivalent terms to those set out in Clause 15 and any further sublicensing must be subject to the terms of Clause 2.4.
Royalty Payment Obligation (Sections 3.2.1 and 3.3)
•	Royalties of [**]% of Net Sales of Royalty Licensed Products in the Field are payable to CRT.
•	If at any time prior to or during the period for the payment of royalties under the CRT Agreement in relation to any particular territory, a Sub-licensee elects in its reasonable opinion to take a license from a Third Party to any Blocking IP to develop, make, sell, or otherwise dispose of Licensed Products, the royalties set forth in Clause 3.2.1 shall be reduced by [**]% of the amount paid to such Third Party to access said Blocking IP. In no event shall the royalty payable to CRT be reduced below [**]%.
Royalty Reports and Payment (Sections 4.2.1 and 5.1)
•	Royalty payments are required to be made to CRT within 30 days of the end of the Quarter in which sales of the relevant Licensed Products took place.
•	Following the earlier of first commercial sale of a Licensed Product in the Field by Alnylam or its Affiliate or the grant of a Sub-license, Alnylam is required to prepare an annual statement showing all monies due to CRT under the CRT Agreement for the previous calendar year, on a country by country basis. The statement shall include the number of units of each Royalty Licensed Product sold in each country in which sales occurred, and shall be submitted to CRT within 60 Business Days of March 31st of each year. If CRT gives notice pursuant to the CRT Agreement that it does not accept the statement, Alnylam shall make available to an independent accountant all books and records required for the purpose of certifying such statement.
Books and Records (Section 5.2)
•	Sub-licensees are required to keep true and accurate records and books of account containing all data necessary for calculating amounts payable to CRT. Such records and books of account shall be kept for 5 years following the end of the calendar year to which they relate, and shall, upon reasonable notice having been given by CRT, be open at all reasonable times on Business Days for inspection by an independent firm of accountants.

Page 9 of 37, Schedule D-2

Diligence and Reporting (Article 6)
•	Alnylam shall use reasonable efforts to develop, make, market, sell, and otherwise dispose of Licensed Products in all therapeutic areas within the Field and market each Licensed Product in the Field throughout the United States, Europe and Japan.
•	If CRT believes that Alnylam has failed to meet the diligence requirements set forth in Clause 6, but Alnylam fails to reestablish diligence within [**] of receipt of notice from CRT, CRT’s remedy is limited to, at CRT’s discretion, termination of Alnylam’s license under the CRT Patent Rights in the particular territory or therapeutic area or, with respect to Clause 6.2, indication within the cancer therapeutic area for which Alnylam has failed to meet the diligence requirements. For the sake of clarity, should Alnylam’s license be terminated in respect of a therapeutic area or territory pursuant to Clause 6.3, CRT shall be free to offer such therapeutic area or territory to a potential licensee.
•	Within 30 days of the end of each Year, Alnylam shall provide CRT with a written report of the steps taken by Alnylam, its Affiliates and Sub-licensees to comply with the performance obligations of Clause 6.1 and Clause 6.2. Alnylam’s annual statement shall also include a detailed description of therapeutic areas and territories under development and an overview of Alnylam’s development plans for the forthcoming year (itself or through Affiliates or Sub-licensees).
•	If Alnylam intends to undertake a Phase I Clinical Trial of any Licensed Product in the UK, Alnylam shall, at its option, notify CRT with the particulars of the proposed investigation, and allow Cancer Research UK the opportunity of conducting or procuring the conduct of the investigation on behalf of Alnylam or participate in such an investigation, subject to the agreement of terms acceptable to Alnylam, CRT and Cancer Research UK.
Claimed Infringement (Sections 7.4 and 7.5)
•	Alnylam shall, at its option and at its own cost, defend and enforce or shall procure the defence or enforcement of the rights under the CRT Patent Rights. If Alnylam opts not to defend or enforce the relevant CRT Patent Rights, Alnylam shall grant to CRT (if CRT so requests) any and all rights that would be necessary for CRT to undertake the enforcement or defence. If Alnylam is unable to grant such rights, then it shall, at CRT’s request, grant to CRT the right to conduct such an action in its name. Alnylam shall provide, at CRT’s request and CRT’s reasonable expense, such reasonable assistance as CRT may reasonably request in any such proceedings.

Page 10 of 37, Schedule D-2

Limitation of Liability (Section 8.6)
•	It is agreed that CRT shall not be liable to Alnylam’s Sub-licensees in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, cost or expense of an indirect or consequential nature (including any economic loss or other loss of turnover, profits, business or goodwill) arising out of or in connection with the CRT Agreement or the subject matter thereof.
Termination for Patent Challenge (Section 10.5)
•	CRT may terminate the CRT Agreement upon 30 days’ written notice to Alnylam if Alnylam or its Affiliate commences legal proceedings, with the exception of interference proceedings declared by the USPTO or any other patent office, contesting the validity of the CRT Patent Rights; or commences itself, or provides any material assistance to a Third Party in relation to, legal proceedings contesting the ownership of the CRT Patent Rights. Any actions taken concerning determination of priority of invention under US patent law between a CRT Patent Right and claims in a patent or patent application which is owned by or licensed by Alnylam or its Affiliate shall not be considered a contest of validity or ownership under Clause 10.5.

Page 11 of 37, Schedule D-2

STANFORD
4.	Agreement between the Board of Trustees of the Leland Stanford Junior University (“Stanford”) and Alnylam, dated September 17, 2003 (“Stanford Agreement”)
Limitations on License Grant (Articles 3 and 4)
•	Alnylam’s license is limited to a license in the Licensed Field of Use to make, have made, use, have used, sell, have sold, import, and have imported Licensed Product in the Licensed Territory.

•	Stanford may practice the Invention and use the Technology for its own bona fide research, including sponsored research and collaborations. Stanford has the right to publish any information included in Technology and Licensed Patents.

•	The Stanford Agreement is subject to all of the terms and conditions of Title 25 USC 200-204, including an obligation that Licensed Product sold or produced in the U.S. be “manufactured substantially in the U.S.” Alnylam shall take all reasonable action necessary on its part as licensee to enable Stanford to satisfy its obligations to the U.S. Government under Title 35.
Diligence and Reporting (Article 5)
•	Alnylam is required to use all commercially reasonable efforts and diligence to develop, manufacture, and sell or lease Licensed Product and to diligently develop markets for the Licensed Product. In particular, Alnylam is required to meet the milestones shown in Appendix A to the Stanford Agreement, which shall satisfy Alnylam’s diligence obligations. If Alnylam in good faith fails to meet a milestone set forth on Appendix A, and Alnylam fails to reestablish diligence within [**], Stanford may terminate the Stanford Agreement.

•	Stanford may terminate the Stanford Agreement if Alnylam or a sublicensee has not sold Licensed Product for any [**] period after Alnylam’s or a sublicensee’s first commercial sale of Licensed Product.

•	On or before September 30 of each year until Alnylam markets a Licensed Product, Alnylam is required to make a written annual report covering the preceding year ending June 30, regarding progress toward commercialization of Licensed Product. The report must include, as a minimum, information (e.g., summary of work completed, key scientific discoveries, summary of work in progress, current schedule of anticipated events or milestones and market plans for introduction of Licensed Product) sufficient to enable Stanford to satisfy reporting requirements of the U.S. Government, and for Stanford to ascertain progress by Alnylam toward meeting the diligence requirements of Article 5.

Page 12 of 37, Schedule D-2

Royalty Payment Obligation (Article 6)
•	On each anniversary of the Effective Date, a minimum yearly royalty of $[**]must be paid to Stanford, which payments are non-refundable but creditable against earned royalties to the extent provided in Section 6.4.

•	Earned royalties of [**]% of Net Sales for Licensed Product are payable to Stanford, subject to the following:
(i)	Royalty Payments are reduced up to [**]% (from [**]% of Net Sales down to [**]% of Net Sales) by the amount of royalty paid to access additional intellectual property necessary in order to sell Licensed Products (“Additional Earned Royalties”).

(ii)	Such royalty payments shall be reduced as follows:
(1)	[**]% if Additional Earned Royalties are [**]% or less.

(2)	[**]% if Additional Earned Royalties are greater than [**]% but less than [**]%.

(3)	[**]% if Additional Earned Royalties are equal to or greater than [**]% but less than [**]%.

(4)	[**]% if Additional Earned Royalties are equal to or greater than [**]% but less than [**]%.

(5)	[**]% if Additional Earned Royalties are equal to or higher than [**]%.
(iii)	Only one royalty is due on each Licensed Product, regardless of whether its manufacture, use, importation, or sale is covered by more than one patent or patent application included in Licensed Patents, and no further royalties will be due for use of such Licensed Product by Alnylam or its sublicensee’s customers.
•	Creditable payments under the Stanford Agreement will be an offset against each earned royalty payment which is required to be paid under Section 6.3 until the entire credit is exhausted.

•	If the Stanford Agreement is not terminated in accordance with other provisions, royalties must continue to be paid on all Licensed Products that are either sold or produced under the license granted in Article 3, whether or not such Licensed Products are produced before the Effective Date or sold after the Licensed Patents have expired.

Page 13 of 37, Schedule D-2

Certain Sublicense Terms (Sections 13.3-13.5)
•	Any sublicense granted by Alnylam under the Stanford Agreement must be subject and subordinate to the terms and conditions of the Stanford Agreement.

•	Sublicensees may not further sublicense, except that Sublicensees may further sublicense rights under Licensed Patents only as needed or implied in the course of distribution or performance of service as required for the sale to an end user of Licensed Products.

•	Any sublicense will expressly include the provisions of Articles 7, 8 and 9 for the benefit of Stanford.

•	If a sublicensee desires that its sublicense survive the termination of the Stanford Agreement, Stanford has agreed that the sublicense will revert to Stanford subject to the transfer of all obligations, including the payment of royalties specified in the sublicense, to Stanford or its designee, if the Stanford Agreement is terminated.

•	Alnylam will provide Stanford in confidence a copy of all relevant portions of any sublicenses granted pursuant to Article 13.
Royalty Reports, Payments, and Accounting (Article 7)
•	Beginning with the first sale of a Licensed Product, Alnylam is required to make written reports (even if there are no sales) and earned royalty payments within 30 days after the end of each calendar quarter. The report must be in the form of Appendix B to the Stanford Agreement and state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar quarter, and calculation of earned royalty payment due. With each report, royalty payments due for the completed calendar quarter must be paid.

•	A written report is due within 90 days after the license expires under Section 3.2. Alnylam is required to continue to make reports after the license has expired, until all Licensed Product produced have been sold or destroyed. Royalty payments must also continue to be made, concurrent with the submittal of each post-termination report.

•	Records must be kept and maintained for 3 years showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license, including general-ledger records of cash receipts and expenses, as well as other information sufficient to determine royalties due, including production records, customers, and serial numbers, and related information in sufficient detail to enable Alnylam to determine the royalties payable under the Stanford Agreement.

Page 14 of 37, Schedule D-2

•	An independent certified public accountant selected by Stanford and acceptable to Alnylam is permitted to examine such books and records from time to time (but no more than once a year) to the extent necessary to verify the royalty and termination reports as detailed in the Stanford Agreement.
Negation of Warranties (Article 8)
•	Stanford has represented and warranted to Alnylam that, to the best of Stanford’s OTL knowledge, Stanford is the sole owner of Stanford Licensed Patents and has the right to enter into the Stanford Agreement and to grant the rights and licenses set forth therein.

•	Notwithstanding the foregoing, nothing in the Stanford Agreement or any sublicense agreement shall be construed as:
(i) Stanford’s warranty or representation as to the validity or scope of any Licensed Patent;
(ii) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted under the Stanford Agreement or any sublicense agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;
(iii) An obligation to bring suit against third parties for infringement, except as described in Article 12 of the Stanford Agreement;
(iv) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Stanford or other persons other than Licensed Patents, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patents; or
(v) An obligation to furnish any technology or technological information.
Except as expressly set forth in the Stanford Agreement, it is acknowledged and agreed that Stanford makes no representations and extends no warranties of any kind, either express or implied. There are no express or implied warranties of merchantability or fitness for a particular purpose, or that Licensed Products will not infringe any patent, copyright, trademark, or other rights, or any other express or implied warranties.
•	Nothing in the Stanford Agreement or any sublicense agreement grants any sublicensee any express or implied license or right under or to U.S. Patent 4,656,134 entitled “Amplification of Eucaryotic Genes” or any patent application corresponding thereto.

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Indemnification and Insurance (Article 9)
•	Alnylam is required to indemnify, hold harmless, and defend Stanford and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, and agents against all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Invention, Licensed Patents, Licensed Products, by Alnylam or any sublicensee, or their customers except to the extent such claims are due to the gross negligence or willful misconduct of Stanford. Upon notification to Alnylam in writing of any such claim, Alnylam shall manage and control, at its own expense, the defense of such claim and its settlement. Alnylam agrees not to settle any such claim against Stanford without Stanford’s written consent where such settlement would include any admission of liability on the part of Stanford, where the settlement would impose any restriction on the conduct by Stanford of any of its activities, or where the settlement would not include an unconditional release of Stanford from all liability for claims that are the subject matter of such claim.

•	Subject to Section 9.1, neither Stanford nor Alnylam shall be liable to each other for any loss profit, expectation, punitive or other indirect, special, consequential, or other damages whatsoever, in connection with any claim arising out of or related to the Stanford Agreement whether grounded in tort (including negligence), strict liability, contract, or otherwise.

•	Alnylam shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering all employees with respect to activities performed under the Stanford Agreement.

•	Alnylam shall maintain, during the term of the Stanford Agreement, Comprehensive General Liability Insurance, including Product Liability Insurance prior to commercialization, with a reputable and financially secure insurance carrier to cover the activities of Alnylam and its sublicensees. Upon initiation of human clinical trials of any Licensed Product, such insurance will provide minimum limits of liability of Five Million Dollars and will include Stanford and Stanford Hospitals and Clinics, and their respective trustees, directors, officers, employees, students, and agents as additional insureds. Insurance will be written to cover claims incurred, discovered, manifested, or made during or after the expiration of the Stanford Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Alnylam will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements and requiring thirty (30) days prior written notice of cancellation or material change to Stanford. Alnylam will advise Stanford, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Alnylam will be primary coverage; insurance of Stanford and Stanford Hospitals and Clinics will be excess and noncontributory.

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Marking (Article 10)
•	Before the issuance of Licensed Patents, Licensed Products made, sold, or otherwise disposed of under the license grant must be marked with the words “Patent Pending,” and following the issuance of one or more patents, with the numbers of the Licensed Patents.
Use of Stanford Names and Marks (Article 11)
•	Stanford’s prior written consent is required for the use of its name or the names of faculty, students, employees or, or any trademark, service mark, trade name, or symbol of Stanford or Stanford Hospitals and Clinics, or any that is associated with any of them. Any use of Stanford’s name will be limited to statements of fact and will not imply endorsement of Alnylam’s products or services.

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ISIS
5.	Strategic Collaboration & License Agreement between Isis Pharmaceuticals, Inc. (“Isis”), and Alnylam, dated March 11, 2004, as supplemented or amended by letter agreements dated March 9, 2004 (as amended by letter agreement dated October 28, 2005), March 11, 2004, and June 10, 2005 (as amended, “Isis Agreement”)
Limitations on License Grant (Section 5.1)
•	Alnylam’s licenses are limited to a license to research, develop, make, have made, use, import, offer to sell and sell Double Stranded RNA and Double Stranded RNA Products.

•	The license excludes any right to practice the Isis Excluded Technology.

•	Isis retains its rights in the Isis Patent Rights and in the Joint Patents (x) exclusively for the Isis Exclusive Targets and (y) exclusively for the Isis Encumbered Targets.

•	Licenses to Isis Patent Rights that are joint patents with Third Parties (i.e., invented by one or more Isis inventors and one or more non-Isis inventors) are licensed subject to the retained rights of any non-Isis inventors and their assignees and licensees. Any such retained rights of non-Isis inventors and their assignees and licensees existing as of the Effective Date are set forth in Exhibit 5.3(c) attached to the Addendum Transmittal to the Isis Agreement.

•	Licenses to Isis Patent Rights that are subject to contractual obligations between Isis and Third Parties in effect as of the Effective Date are licensed subject to the restrictions and other terms described in Exhibit 5.3(d) attached to the Addendum Transmittal to the Isis Agreement.

•	The license to Licensed Know-How under the Isis Agreement is subject to the non-disclosure obligations set forth in Article 12 of the Isis Agreement.
Certain Sublicense Terms (Sections 5.2, 5.3 and 14.4)
•	Alnylam cannot sublicense its right to grant Naked Sublicenses under the Isis Agreement except that Alnylam may permit its sublicensees to grant further sublicenses in connection with an Alnylam Product.

•	The rights of any sublicensee under any permitted sublicense granted in accordance with Section 5.2 will survive the termination of the Isis Agreement.
Royalty Payment Obligations (Section 7.2)
•	Royalties are payable to Isis on sales of Alnylam Products, equal to [**]% of Net Sales.

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•	The royalty may be reduced by [**]% of any additional royalties that Alnylam owes to Third Parties on such Alnylam Product that arise from Alnylam acquiring access to new technologies after the Effective Date (as defined in the Isis Agreement); provided, however that (a) the royalty due under this section can never be less than a floor of [**]% and (b) additional royalties arising as the result of the addition, pursuant to Section 11.8, of Isis Future Chemistry Patents or Isis Future Motif and Mechanism Patents to the Isis Patent Rights licensed to Alnylam cannot be used to reduce the royalty.
Payment Terms (Section 9.1)
•	Royalties payable under the Isis Agreement are payable on a quarterly basis within 45 days after the end of each calendar quarter. Alnylam is required to provide Isis with a report setting forth (i) gross sales of Alnylam Products by Alnylam, its Affiliates and sublicensees, (ii) all deductions from such gross sales taken in calculating Net Sales, (iii) Net Sales of Alnylam Products by Alnylam, its Affiliates and sublicensees, (iv) royalties payable based on such Net Sales and (v) all other information relevant to the calculation of such royalties, on a product-by-product and country-by-country basis, for each calendar quarter within [**] after the end of such calendar quarter.

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MIT
6.	Amended and Restated Exclusive Patent License Agreement between Massachusetts Institute of Technology (“MIT”) and Alnylam, dated May 9, 2007 (“MIT Agreement”)
Limitations on License Grant (Sections 2.1 and 2.5)
•	Alnylam’s license is limited to a license to develop, make, have made, use and import Library Products and Licensed Processes to develop, make, have made, use, sell, offer to sell, lease, and import Licensed Products in the Field in the Territory and to develop and perform Licensed Processes in the Field in the Territory.

•	Alnylam may permit third parties (i) to use Library Products and Licensed Processes for the purpose of research with academic or nonprofit institutions and contract research, including for the conduct of clinical trials of a Licensed Product, and (ii) to sell Licensed Products under an agency, consignment or equivalent arrangement, wherein such rights are not sublicense rights.

•	Alnylam does not have the right to sell or offer for sale the Library Products separately from a sale or offer for sale of a Licensed Product.

•	MIT retains the right to practice under the Patent Rights for research, teaching, and educational purposes.

•	The U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Patent Rights as set forth in 35 USC 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

•	The Patent Rights shall not be asserted against non-for-profit research institutions that practice the Patent Rights for research funded by (i) the institutions themselves, (ii) not-for profit foundations, or (iii) any federal, state or municipal government. If Alnylam wants to assert the Patent Rights against not-for-profit research institutions it may only do so if the infringement activity of the not-for-profit research institution was performed in the fulfillment of research sponsored by a for-profit entity and the assertion of infringement must be limited to those specific activities.
Certain Sublicense Terms (Section 2.3)
•	Alnylam may grant sublicenses under commercially reasonable terms and conditions during the Exclusive Period.

•	The sublicense must incorporate terms and conditions sufficient to enable Alnylam and its Affiliates to comply with the MIT Agreement. Such sublicenses

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shall also include provisions to provide that if Sublicensee brings a Patent Challenge against MIT (except as required under a court order or subpoena), Alnylam may terminate the sublicense.

•	Alnylam shall promptly furnish MIT with a fully signed photocopy of any sublicense agreement, which copy may be redacted except with respect to terms directly relevant to Alnylam’s obligations under the MIT Agreement.

•	Upon termination of the MIT Agreement, any Sublicensee not then in default shall have the right to seek a license from MIT, and MIT agrees to negotiate such licenses in good faith under reasonable terms and conditions.
U.S. Manufacturing Requirement (Section 2.4)
•	Library Products, whether or not part of Licensed Products, used or sold in the U.S. shall be manufactured substantially in the U.S.
Diligence and Reporting (Sections 3.1 and 3.2)
•	Sublicensees are required to use diligent efforts to develop Library Products and Licensed Products and to introduce Licensed Products into the commercial market; thereafter Sublicensees are required to make Licensed Products reasonably available to the public. Specifically, the following obligations must be fulfilled:
(i) Written reports are due within [**] days after the end of each calendar year on the progress of efforts during the immediately preceding calendar year to develop and commercialize Licensed Products. Such reports shall include the number of [**], a description of [**], and the [**] that have been tested. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.
(ii) Within [**] after the Effective Date, [**] shall be evaluated for use in [**] of RNAi Products.
(iii) Prior to [**], at least [**] shall be advanced to [**] studies in support of [**] for [**] studies.
(iv) Filing of [**] for Licensed Product [**] by [**].
(v) Commencement of [**] for a Licensed Product within [**] for such Licensed Product.
(vi) First Commercial Sale of a Licensed Product within [**] for each such Licensed Product.
•	If any Sublicensee is determined to have failed to fulfill any obligation under Sections 3.1(a) and 3.1(c) — (g), MIT may treat such failure as a material breach in

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accordance with Section 12.3(b), subject to any mutually-agreed upon changes to such diligence requirements pursuant to Section 3.2.
Royalty Payment Obligations (Section 4.1)
•	Royalties of [**]% of Net Sales of Licensed Products and Licensed Processes are due within [**] days of the end of each calendar quarter.

•	If Alnylam or an Affiliate is legally required to pay royalties to one or more third parties in order to obtain a license or similar right necessary to practice the Patent Rights, Alnylam shall be entitled to a credit up to [**] percent ([**]%) of the amounts payable to such third parties against the royalties due to MIT for the same Reporting Period; provided, however, that (i) in no event will royalties due to MIT under Section 4.1(c), when aggregated with any other offsets and credits allowed under the MIT Agreement, be less than [**]% of Net Sales in any Reporting Period, and (ii) royalties due to third parties with respect to [**] patents (see Appendix B to MIT Agreement) shall not qualify for purposes of the offset against royalties under Section 4.1(d).

•	Multiple royalties are not due if the manufacture, use, lease, or sale of any Licensed Product or the performance of any Licensed Process is covered by more than one of the Patent Rights.
Royalty Payment and Reports (Sections 5.1 and 5.2)
•	Royalties are payable for each Reporting Period and are due to MIT within [**] days of the end of each Reporting Period.

•	Prior to the First Commercial Sale of a Licensed Product or first commercial performance of a Licensed Process, Alnylam is required to deliver annual reports within [**] days of the end of each calendar year, containing information concerning the immediately preceding year, as further described in Section 5.2.

•	The date of First Commercial Sale of a Licensed Product or commercial performance of a Licensed Process must be reported to MIT within [**] days of its occurrence.

•	After First Commercial Sale of a Licensed Product or commercial performance of a Licensed Process, reports are required to be delivered to MIT within [**] days of the end of each Reporting Period containing information concerning the immediately preceding Reporting Period, as further described in Section 5.2.

•	Section 5.2 states that reports must include, among other things, information concerning the number of Licensed Products sold, leased, or distributed, the number of [**], a description of Licensed Processes performed in each country as may be pertinent to a royalty accounting, gross price charged in each country, calculation of Net Sales in each country (including a listing of applicable

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deductions), total royalty payable on Net Sales, the exchange rate used for conversion, [**] categorized by rights relating to [**], and the [**]. If no amounts are due to MIT for any Reporting Period, the report shall so state.
Recordkeeping and Audit Rights (Section 5.4)
•	Sublicensees are required to maintain complete and accurate records reasonably relating to (i) the rights and obligations under the MIT Agreement, and (ii) any amounts payable to MIT in relation to the MIT Agreement, which records shall contain sufficient information to permit MIT to confirm the accuracy of any reports and payments delivered to MIT and compliance in other respects with the MIT Agreement. Such records shall be retained for at least [**] years following the end of the calendar year to which they pertain, during which time a certified public accountant selected by MIT may inspect such records upon advance notice and during normal business hours solely for the purpose of verifying any reports and payments or compliance in other respects with the MIT Agreement.
Claimed Infringement (Section 7.3)
•	If a Patent Challenge is brought against Alnylam by a third party, MIT, at its option, shall have the right within 20 days after commencement of such action to take over the sole defense of the action. If MIT does not exercise this right, Alnylam may take over the sole defense of such action, subject to Sections 7.4 and 7.5.
Compliance with Laws (Sections 11.1 and 11.2)
•	Alnylam is required to use reasonable commercial efforts to comply with all commercially material laws and regulations relating to development, manufacture, use, and sale of Library Products, Licensed Products, and Licensed Processes.

•	Sublicensees are required to comply with all United States laws and regulations controlling the export of certain commodities and technical data.
Non-Use of MIT Name (Section 11.3)
•	Sublicensees are prohibited from using the name of “Massachusetts Institute of Technology”, “Lincoln Laboratory” or any variation, adaption or abbreviation thereof, or of any of MIT’s trustees, officers, faculty, students, employees or agents, or any trademark owned by MIT, or any terms of the MIT Agreement in any promotional material or other public announcement or disclosure without MIT’s prior written consent, which may be withheld in MIT’s sole discretion.
Marking of Library and Licensed Products (Section 11.4)
•	To the extent commercially feasible and consistent with prevailing business practices, Sublicensees are required to mark all Library Products (whether or not sold as part of Licensed Products) that are manufactured or sold under the MIT

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Agreement with the number of each issued patent under the Patent Rights that applies to such Library Product.
Termination for Patent Challenge (Section 12.5)
•	If a Sublicensee brings a Patent Challenge (except as required under a court order or subpoena), MIT may send a written demand to Alnylam to terminate the sublicense. If Alnylam fails to so terminate such sublicense within 30 days of MIT’s demand, MIT may immediately terminate the MIT Agreement and/or the license granted thereunder.
Effect of Early Termination (Section 12.6)
•	Upon any early termination of the MIT Agreement, Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the date of termination, provided that such Sublicensees shall continue to pay applicable royalties, and shall complete and sell all work-in-progress and inventory of Licensed Products within six months of the date of termination.

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TEKMIRA
7.	License and Collaboration Agreement between Tekmira Pharmaceuticals Corporation (formerly INEX Pharmaceuticals Corporation) (“Tekmira”) and Alnylam, dated January 8, 2007 (“Tekmira Agreement”)
Limitations on License Grant (Sections 6.1 and 6.4)
•	Alnylam’s licenses are limited to a license to Develop, Manufacture and Commercialize Alnylam Royalty Products in the Alnylam Field and in and for the Territory.

•	Section 6.4 states that all licenses and other rights granted to Alnylam with respect to INEX Technology under Article 6 are subject to (i) the rights granted to Tekmira, and to Tekmira’s ability to grant rights to Alnylam under the INEX In-Licenses, and (ii) the provisions of the UBC Sublicense Documents governing or relating to the rights sublicensed to Alnylam.
Certain Sublicense Terms (Sections 6.2 and 14.4(b))
•	Alnylam may grant sublicenses to Third Parties to Develop, Manufacture and Commercialize Alnylam Royalty Products; provided, that (i) with respect to any sublicense of Alnylam’s rights under Section 6.1.1(a) in respect of any Alnylam Royalty Product for which Tekmira has not initiated Manufacturing of batches of finished dosage form for GLP toxicology studies, Alnylam is required to use Commercially Reasonable Efforts to facilitate a business discussion between Tekmira and Alnylam’s Sublicensee (other than Tekmira or its Affiliates) with respect to the provision of manufacturing services by Tekmira to such Sublicensee; and (ii) with respect to any sublicense of Alnylam’s rights under Section 6.1.1(a) in respect of any Alnylam Royalty Product for which Tekmira has initiated Manufacturing of batches of finished dosage form for GLP toxicology studies, Alnylam’s Sublicensee (other than Tekmira or its Affiliates) shall be required to obtain its requirements of the bulk finished dosage form of such Alnylam Royalty Product from Tekmira on the terms set forth in Article 5, however, Tekmira agrees to negotiate in good faith with Alnylam and/or Alnylam’s Sublicensee either an alternate or modified supply arrangement or the release of such Sublicensee from such exclusive supply obligation in return for reasonable compensation to Tekmira.

•	Each license and/or sublicense granted by Alnylam pursuant to Section 6.2.2 must be subject and subordinate to the terms and conditions of the Tekmira Agreement and must contain terms and conditions consistent with those in the Tekmira Agreement, including, without limitation, the requirements of Section 6.4. Commercializing Sublicensees are required to: (i) submit applicable sales or other reports consistent with those required under the Tekmira Agreement; (ii) comply with an audit requirement similar to the requirement set forth in Section 7.6; and (iii) comply with the confidentiality and non-use provisions of Article 8 with

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respect to both Parties’ Confidential Information. If Alnylam becomes aware of a material breach of any sublicense by a Third Party Sublicensee, Alnylam is required to promptly notify Tekmira of the particulars of same and take all Commercially Reasonable Efforts to enforce the terms of such sublicense.

•	Any sublicense granted by Alnylam shall survive termination of the licenses or other rights granted to Alnylam under the Tekmira agreement in accordance with Article 6, and be assumed by Tekmira as long as (i) the Sublicensee is not then in breach of its license and/or sublicense agreement, (ii) the Sublicensee agrees in writing to be bound to Tekmira as a licensor under the terms and conditions of the license and/or sublicense agreement, and (iii) the Sublicensee agrees in writing that in no event shall Tekmira assume any obligations or liabilities, or be under any obligation or requirement of performance, under any such license and/or sublicense extending beyond Tekmira’s obligations and liabilities under the Tekmira Agreement.
Diligence and Annual Reports (Section 6.7)
•	Alnylam is required to use Commercially Reasonable Efforts to Develop and Commercialize an Alnylam Royalty Product in the Territory.

•	Alnylam is required to deliver to Tekmira an annual report, due no later than December 31 of each Contract Year during the Agreement Term, which summarizes the major activities undertaken by Alnylam during the preceding twelve (12) months to Develop and Commercialize its Royalty Products in the Territory in the applicable field. The report will include an outline of the status of any such Royalty Products in clinical trials and the existence of any sublicenses with respect to such Royalty Products which have not been previously disclosed.
Compliance with Laws (Section 6.8)
•	Alnylam is required to conduct its obligations under the Tekmira Agreement in accordance with all applicable laws, rules and regulations, including without limitation current governmental regulations concerning good laboratory practices, good clinical practices and cGMP, as applicable.
Royalty Payment Obligations (Sections 7.3 and 7.4; Section 6.1.3)
•	Royalties are payable to Tekmira on Net Sales of Alnylam Royalty Products in the Territory as follows:

Aggregate Calendar Year Net Sales of the	Royalty
Alnylam Royalty Product in the Territory	(as a percentage of Net Sales)
on the first $[**] — $[**]	[**]%
On the subsequent $[**] — $[**]	[**]%
Greater than $[**]	[**]%

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•	Notwithstanding the foregoing, in the event that an Alnylam Royalty Product is comprised of a formulation Covered by or employing any Third Party Liposome Patent Rights then subject to the terms and conditions of the Tekmira Agreement, royalties on Net Sales of Alnylam Royalty Products in the Territory shall be calculated as follows:

Aggregate Calendar Year Net Sales of the	Royalty
Alnylam Royalty Product in the Territory	(as a percentage of Net Sales)
on the first $[**] — $[**]	[**]%
On the subsequent $[**] — $[**]	[**]%
Greater than $[**]	[**]%
•	Royalties on Alnylam Royalty Products at the rates set forth above are payable on a country-by-country and product-by-product basis commencing on the date of First Commercial Sale of such Alnylam Royalty Product in a country and continuing until the later of the expiration of the last Valid Claim Covering the Manufacture or Commercialization of such Alnylam Royalty Product in the country of sale, subject to the following conditions:
(i)	only one royalty shall be due with respect to the same unit of Alnylam Royalty Product;

(ii)	no royalties shall be due upon the sale or other transfer among a Party and its Related Parties, but in such cases the royalty shall be due and calculated upon such Party’s or its Related Party’s Net Sales to the first independent Third Party;

(iii)	no royalties shall accrue on the sale or other disposition of the Alnylam Royalty Product by a Party or its Related Parties for use in a clinical study sponsored by such Party or under an IND prior to Regulatory Approval of such Alnylam Royalty Product in the applicable jurisdiction; and

(iv)	no royalties shall accrue on the disposition of an Alnylam Royalty Product in reasonable quantities by a Party or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions for a non-commercial purpose).
•	If the Development, Manufacture or Commercialization of an Alnylam Royalty Product in accordance with the Tekmira Agreement infringes Necessary Third Party IP, the applicable royalties in each country in the Territory payable to Tekmira will be reduced by [**] percent ([**]%) of the amount paid by Alnylam of any royalties under all licenses of such Necessary Third Party IP that are reasonably allocable to the Development, Manufacture and Commercialization of the Alnylam Royalty Product in or for such country in the Alnylam Field; provided, however, that, on a country-by-country basis, in no event shall the royalties payable to Tekmira with respect to Net Sales in a country for any Calendar Quarter be reduced below the greater of: (i) [**] percent ([**]%) of the

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royalties otherwise payable to Tekmira for such Calendar Quarter as calculated pursuant to Section 7.3, and (ii) the amount of any royalties payable under the In-licenses of Alnylam that are reasonably allocable to the Commercialization or Manufacture of the Alnylam Royalty Product in or for such country in the Field (where the royalties are calculated by adding one percentage point to the applicable royalty rate(s) in the applicable In-License(s)).

•	In the event that Alnylam is required to make any payments to UBC in respect of the INEX Technology or INEX Collaboration IP licensed to Alnylam pursuant to the UBC Sublicense Agreement, then Alnylam shall be entitled to offset any amounts payable by Alnylam to Tekmira under the Tekmira Agreement by the amount of Alnylam’s payments to UBC until such amounts have been credited in full.
Royalty Reports; Payment (Section 7.3.4)
•	During the Agreement Term, commencing upon the First Commercial Sale of an Alnylam Royalty Product, Alnylam is required to provide to Tekmira a quarterly written report showing the quantity of Alnylam Royalty Products sold in each country (as measured in saleable units of product), the gross sales of such Alnylam Royalty Product in each country, total deductions for such Alnylam Royalty Product for each country included in the calculation of Net Sales, the Net Sales in each country of such Alnylam Royalty Product subject to royalty payments sold by Alnylam and its Related Parties during the reporting period and the royalties payable with respect to such Alnylam Royalty Product under the Tekmira Agreement. Quarterly reports are due no later than the twenty-fifth (25th) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report are due and payable on the date such royalty report is due.

•	Complete and accurate records must be kept in sufficient detail to enable the royalties and other payments payable under the Tekmira Agreement to be determined.
Audit Rights (Section 7.6)
•	Upon the written request of Tekmira and not more than once in each Calendar Year, a Sublicensee must permit an independent certified public accounting firm of nationally recognized standing selected by Tekmira and reasonably acceptable to such Sublicensee to have access during normal business hours to such of the records of Sublicensee as may be reasonably necessary to verify the accuracy of the royalty and other financial reports required to be delivered under the Tekmira Agreement for any Calendar Year ending not more than [**] months prior to the date of such request, for the sole purpose of verifying the basis and accuracy of payments made under Article 7.

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Claimed Infringement (Section 10.4)
•	Alnylam may, if it so desires, defend any Infringement Claim brought against either Alnylam or Tekmira or its Affiliates or Sublicensees arising out of the Development, Manufacture or Commercialization of any Alnylam Royalty Product in the Alnylam Field in the Territory. Alnylam must keep Tekmira informed, and from time to time consult with Tekmira regarding the status of any such claims and provide Tekmira with copies of all documents filed in, and all written communications relating to, any suit brought in connection with such claims. Tekmira also has the right to participate and to be presented in any such claim or related suit. If Alnylam fails to exercise its right to assume such defense within thirty (30) days following written notice of such Infringement Claim, Tekmira has the sole and exclusive right to control the defense of such Infringement Claim.
Patent Certification (Section 10.8)
•	To the extent required or permitted by law, Alnylam is required to use Commercially Reasonable Efforts to maintain with the applicable Regulatory Authorities during the Agreement Term correct and complete listings of applicable Patent Rights for Alnylam Royalty Products being commercialized, including all so called “Orange Book” listings required under the Hatch-Waxman Act.
Termination for Patent Challenge (Section 11.5)
•	If any Sublicensee asserts in any court or other governmental agency of competent jurisdiction that an INEX Patent Right or a Patent Right Controlled by Tekmira by virtue of the INEX-UBC License Agreement and sublicensed to Alnylam pursuant to the UBC Sublicense (in either case, an “INEX Patent”) is invalid, unenforceable, or that no issued Valid Claim embodied in such INEX Patent excludes a Third Party from making, having made, using, selling, offering for sale, importing or having imported an Alnylam Royalty Product in such jurisdiction, then Tekmira shall be entitled, upon written notice to Alnylam, to terminate all licenses granted to Alnylam for such Alnylam Royalty Product(s) covered by such INEX Patent that is under challenge in the applicable jurisdiction; provided however, that Tekmira shall not terminate such license if within thirty (30) days of Alnylam’s receipt of Tekmira’s notification under the Tekmira Agreement:
(i)	it is confirmed by written notice to Tekmira that Sublicensee no longer intends to challenge the validity or enforceability of such INEX Patent; or

(ii)	documentation is provided to Tekmira to confirm Sublicensee’s withdrawal of its filing, submission, or other process commenced in any

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court or other governmental agency of competent jurisdiction to challenge the validity or enforceability of any such INEX Patent.

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TEKMIRA/UBC
8.	The Sublicense Agreement between Tekmira and Alnylam, dated January 8, 2007 (“UBC Sublicense Agreement”)
Limitations on License Grant (Sections 3.1 and 16.1)
•	Alnylam’s sublicense is limited to a license to research, develop, manufacture, have made, distribute, import, use, sell and have sold Products in and for the Alnylam Field.

•	University retains the right to use the Technology without charge in any manner whatsoever for non-commercial research, scholarly publication, educational or other non-commercial use.

•	The UBC Sublicense Agreement and the license granted thereunder terminates on the expiration of a term of 20 years from the Date of Commencement or the expiration of the last Patent, whichever event shall last occur, unless earlier terminated as a result of the termination of Alnylam’s rights to INEX Technology (as that term is defined in the Tekmira Agreement) under the Tekmira Agreement. Upon expiry of the UBC Sublicense Agreement, the licenses become perpetual, fully-paid up, worldwide licenses to use and sublicense the Technology and to manufacture, have made, distribute, import, use and sell Products in the Alnylam Field, without further payment of Royalties to Tekmira.
Certain Sublicense Terms (Section 4.2)
•	Alnylam may grant sublicenses to third parties with respect to the Technology upon written notice to Tekmira and the University, provided that the Sublicensee agree (i) to perform the terms of the UBC Sublicense Agreement as if such Sublicensee were Alnylam under the UBC Sublicense Agreement; (ii) to represent that Sublicensee is not, as of the effective date of the relevant sublicense agreement, engaged in a dispute with the University; and (iii) to be subject to a written sublicense agreement that contains terms consistent with “the terms of this Agreement” described in Section 4.2(c) and that provides that the University is a third party beneficiary of, and has the right to enforce directly against the sublicensee, the terms in such sublicense agreement that are consistent with the terms listed in Section 4.2(c)(ii).

•	Section 4.2(c)(ii) states that the “terms of this Agreement” means (i) the terms set forth in the UBC Sublicense Agreement; (ii) terms in such sublicense agreement consistent with Sections 1.3, 1.7, 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8 and 2.13 of the Consent Agreement among Alnylam, Tekmira and the University of even date with the UBC Sublicense Agreement (“Consent Agreement”); and (iii) other customary and reasonable terms, including but not limited to terms relating to breach and termination, that are consistent with Alnylam’s obligations to Tekmira under the UBC Sublicense Agreement and the Tekmira Agreement.

Page 31 of 37, Schedule D-2

The terms of the Consent Agreement referenced in clause (ii) above are set forth below:
1.3	Alnylam Consent to Certain Disclosures to the University. Alnylam consents to Tekmira disclosing to the University: (i) Alnylam’s report to Tekmira made pursuant to Article 10.8 of the UBC Sublicense Agreement; and (ii) copies of Alnylam’s sublicenses provided to Tekmira pursuant to Article 4.3 of the UBC Sublicense Agreement; solely for the purposes of calculation of royalties under the UBC License, determining compliance with Section 10.8 of the License Agreement between Tekmira and University dated July 1, 1998, as amended by an Amendment Agreement dated July 11, 2006, and a Second Amendment Agreement dated January 8, 2007 (as amended, the “UBC License”) and determining compliance with Article 5 of the UBC Sublicense Agreement, and the University shall use reasonable efforts to ensure that all information provided to the University or its representatives pursuant to this Section 1.3 remains confidential and is treated as such by the University.

1.7	Rights of the University. In consideration of the University providing its consent in the Consent Agreement, Tekmira and Alnylam agree that the University shall be entitled to rely upon any rights provided to the University pursuant to the terms of the UBC Sublicense Agreement, notwithstanding that the University is not a party to the UBC Sublicense Agreement.

2.1	Limited Warranties. Alnylam and its Affiliates expressly acknowledge and agree that:
(a) Except as expressly set out in Section 2.1(c) of the Consent Agreement, the University makes no representations, conditions, or warranties, either express or implied, with respect to the Technology, Improvements, Patents or any Products. Without limiting the generality of the foregoing, the University specifically disclaims any implied warranty, condition, or representation that the Technology, Improvements, Patents or Products: (i) shall correspond with a particular description; (ii) are of merchantable quality; (iii) are fit for a particular purpose; or (iv) are durable for a reasonable period of time.
(b) Except as expressly set out in Section 2.1(c) of the Consent Agreement, nothing in the UBC License, the Consent Agreement, or the UBC Sublicense Agreement shall be construed as: (i) a warranty or representation by the University as to title to the Technology, the Patents or any improvement or that anything made, used, sold or otherwise disposed of under the license granted in the Consent Agreement is or will be free from infringement of patents, copyrights, trademarks, industrial design or other intellectual property rights, (ii) an obligation by the University to bring or prosecute or defend actions or suits against third

Page 32 of 37, Schedule D-2

parties for infringement of patents, copyrights, trademarks, industrial designs or other intellectual property or contractual rights, or (iii) the conferring by the University of the right to use in advertising or publicity the name of the University or UBC Trademarks.
(c) The University agrees that the warranty set forth in Section 7.4 of the UBC License will inure to the benefit of Alnylam and its sublicensees. For avoidance of doubt, such warranty is exactly as stated in the UBC License and its inclusion in the Consent Agreement will not change its terms in any way including, but not limited to, changing the date of such warranty from June 30, 2001.
2.2	Disclaimer of Product Liability. Alnylam and its Affiliates expressly acknowledge and agree that the University shall not be liable for any damages, or any other loss, whether direct, indirect consequential, incidental, or special which Alnylam or its Affiliates, or any further sublicense under any sublicense agreements between Alnylam and such further sublicensee, suffer, arising from any defect, error, fault, or failure to perform with respect to the Technology, Patents, Improvements or any Products, even if the University has been advised of the possibility of such defect, error, fault, or failure. Alnylam and its Affiliates acknowledge that they have been advised by the University to undertake their own due diligence with respect to the Technology, Patents, Improvements and Products.

2.3	Indemnification of the University. Alnylam and its Affiliates indemnify, hold harmless and defend the University, its Board of Governors, officers, employees, faculty, students, invitees and agents (the “UBC Indemnitees”) against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of the exercise of any rights under the Consent Agreement, the UBC License or the UBC Sublicense Agreement, including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use of the Technology, Patents, Improvements or Product(s) sublicensed under the UBC Sublicense Agreement by Alnylam or its Related Parties, or their respective customers or end-users howsoever the same may arise. For greater clarity, it is confirmed that, without limiting the generality of the foregoing, the indemnification by Alnylam and its Affiliates of the UBC Indemnitees set out in the Consent Agreement shall include an obligation to indemnify the UBC Indemnitees against any and all subrogated claims which may be brought against the UBC Indemnitees by any person(s) or entities (including without limitation Alnylam, its Related Parties, their respective customers or end-users, or their respective insurers) which may not have waived their rights of subrogation against the UBC Indemnitees, and shall also include, without limiting any of the foregoing, an obligation to indemnify the UBC Indemnitees against any and all claims relating to any injury or death to any person or damage to

Page 33 of 37, Schedule D-2

any property caused by any Product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form in which any such claim is made.

2.4	Monetary Cap Respecting UBC License. The University’s liability, whether under the express or implied terms of the Consent Agreement, the UBC License or the UBC Sublicense Agreement, in tort (including negligence), or at common law, for any loss or damage suffered by Alnylam or its Related Parties, whether direct, indirect, special, or any other similar or like damage, to the extent that such losses or damage may arise or does arise from any breaches of the UBC License, the Consent Agreement or the UBC Sublicense Agreement by UBC Indemnitees, shall be limited to the sum of $[**].

2.5	Disclaimer of Consequential Losses by the University. In no event shall the University be liable for consequential or incidental damages arising from any breach or breaches of the UBC License, the UBC Sublicense Agreement or the Consent Agreement.

2.6	Litigation. Provided that Tekmira has obtained the University’s consent required by Article 7 of the UBC License, Tekmira’s right to prosecute litigation in Article 7 of the UBC License may be exercised by Alnylam pursuant to Sections 7.5 and 7.6 of the UBC Sublicense Agreement.

2.7	UBC Trademarks. Alnylam shall not use any of the University’s trademarks or make reference to the University or its name in any advertising or publicity whatsoever, without the prior written consent of the University, except as required by law. Nothing in the Consent Agreement shall prevent Alnylam from making or issuing factual statements to the public regarding its business or use of the Patent. If Alnylam is required by law to act in contravention of this provision, Alnylam shall provide the University with sufficient advance notice in writing to permit the University to bring an application or other proceeding to contest the requirement.

2.8	Confidentiality of Terms. Alnylam requires of the University, and the University agrees insofar as it may be permitted to do so at law, that the Consent Agreement, the UBC Sublicense Agreement and each part of each of them, is confidential and shall not be disclosed to third parties, as Alnylam claims that such disclosure would or could reveal commercial, scientific or technical information and would significantly harm Alnylam’s competitive position and/or interfere with Alnylam’s negotiations with prospective sublicensees. Notwithstanding anything contained in this Section 2.8, the parties to the Consent Agreement acknowledge and agree that the University may identify the title of the Consent Agreement and/or the UBC Sublicense Agreement, the parties to the Consent Agreement and/or the UBC Sublicense Agreement, the inventors of the Technology,

Page 34 of 37, Schedule D-2

the term of the Consent Agreement and/or the UBC Sublicense Agreement, and the consideration actually paid to the University pursuant to the Consent Agreement and/or the UBC Sublicense Agreement.

2.13	Alnylam Warranties. Alnylam warrants and represents to the University that:
(a) Alnylam is a corporation duly organized, existing, and in good standing under the laws of Delaware and has the power, authority, and capacity to enter into the Consent Agreement and to carry out the transactions contemplated by the Consent Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings;
(b) the execution, delivery and performance by Alnylam of the Consent Agreement and the UBC Sublicense Agreement do not contravene or constitute a default under any provision of applicable law or its articles or by-laws (or equivalent documents) or of any judgment, injunction, order, decree or other instrument binding upon Alnylam; and
(c) the Consent Agreement constitutes a valid and binding agreement of Alnylam, enforceable against Alnylam in accordance with its terms.
•	Alnylam is required to furnish Tekmira with a copy of each sublicense granted within 30 days after execution. Any such copy may contain reasonable redactions as Alnylam may make, provided that such redactions do not include provisions necessary to demonstrate compliance with the requirements of the UBC Sublicense Agreement. If University requests of Tekmira that a less redacted version of any sublicense be provided to University, Alnylam agrees to discuss in good faith with Tekmira and the University the University’s concerns.

•	Sublicensee is required to observe and perform similar terms and conditions to those in the UBC Sublicense Agreement and those terms set forth in Section 4.2(c), including, without limitation, a restriction on the grant of further sublicenses without notice to Tekmira and the University.

•	Any sublicense granted by Alnylam under the UBC Sublicense Agreement shall survive termination of the licenses or other rights granted to Alnylam under the UBC Sublicense Agreement, and be assumed by Tekmira, as long as (i) the sublicensee is not then in breach of its sublicense agreement, (ii) the sublicensee agrees in writing to be bound to Tekmira as a sublicensor and to the University under the terms and conditions of the UBC Sublicense Agreement, and (iii) the sublicensee agrees in writing that in no event shall Tekmira assume any obligations or liabilities, or be under any obligation or requirement of performance, under any such sublicense extending beyond Tekmira’s obligations and liabilities under the UBC Sublicense Agreement.

Page 35 of 37, Schedule D-2

Royalty Obligations (Section 5.0)
•	The consideration for the rights granted to Alnylam to the Technology under the UBC Sublicense Agreement, and the consideration for the rights granted by Tekmira to Alnylam to other technologies under the Tekmira Agreement, is the payment by Alnylam of milestones and royalties in accordance with the terms of Article 7 of the Tekmira Agreement.
Claimed Infringement (Section 7.7)
•	If any complaint alleging infringement or violation of any patent or other proprietary rights is made against Alnylam (or a sublicensee of Alnylam) with respect to the manufacture, use or sale of Product, the following procedure shall be adopted:
(i)	Alnylam shall promptly notify Tekmira upon receipt of any such complaint and shall keep Tekmira fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by Tekmira (on behalf of itself or a sublicensee);

(ii)	all costs and expenses incurred by Alnylam (or any sublicensee of Alnylam) in investigating, resisting, litigating and settling such a complaint, including the payment of any award or damages and/or costs to any third party, shall be paid by Alnylam (or any sublicensee of Alnylam, as the case may be); and

(iii)	if as a result of such suit it is decided that a Product infringes any valid claim on a patent owned by another, Tekmira shall consider fair distribution of Royalty Income.
Use of Trademarks (Section 10.1)
•	No use of or reference to the UBC Trade-marks or the University or its name is allowed in any advertising or publicity whatsoever, without the prior written consent of the University, except as required by law.
Diligence and Reporting (Section 10.2)
•	Alnylam is required to use its reasonable commercial efforts to promote, market and sell the Products and utilize the Technology and to meet or cause to be met the market demand for the Products and the utilization of the Technology.

•	Alnylam is required to deliver to Tekmira an annual report, due on December 31 of each year during the term of the UBC Sublicense Agreement, which summarizes the major activities Alnylam has undertaken in the course of the preceding 12 months to develop and commercialize and/or market the Technology. The report must include an outline of the status of any Products in clinical trials and the existence of any sublicenses of the Technology.

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Compliance with Laws (Section 18.0)
•	Alnylam is required to comply with all laws, regulations and ordinances, whether Federal, Provincial, Municipal or otherwise with respect to the Technology and/or the UBC Sublicense Agreement.

Page 37 of 37, Schedule D-2

Schedule E
Pre-Existing Alliance Agreements
Copies of the following agreements, some in redacted form, have been, or shall be, made available to Licensee as of the Effective Date:
1.	Strategic Collaboration & License Agreement between Isis Pharmaceuticals, Inc., and Alnylam Pharmaceuticals, Inc., dated March 11, 2004, as supplemented or amended by letter agreements dated March 9, 2004 (as amended by letter agreement dated October 28, 2005), March 11, 2004, and June 10, 2005

2.	License and Collaboration Agreement between Tekmira Pharmaceuticals Corporation (formerly INEX Pharmaceuticals Corporation) and Alnylam Pharmaceuticals, Inc., dated January 8, 2007

3.	The Research Collaboration and License Agreement, effective as of October 12, 2005, by and between Alnylam and Novartis, as amended by the Addendum Re: Influenza Program effective as of December 13, 2005, Amendment No. 1 to such Addendum effective as of March 14, 2006, and Amendment No. 2 to such Addendum effective as of May 5, 2006

4.	Amended and Restated Research Collaboration and License Agreement between Merck & Co., Inc, Alnylam Pharmaceuticals, Inc. and Alnylam Holding Co., dated July 3, 2006

5.	Amended and Restated Collaboration Agreement by and between Alnylam Pharmaceuticals, Inc. and Medtronic, Inc., dated July 27, 2007

6.	Collaboration and License Agreement by and between Alnylam Pharmaceuticals, Inc. and Biogen Idec MA Inc., dated September 20, 2006

Page 1 of 1, Schedule E

Schedule F
Technology Transfer Plan
The Technology Transfer Plan outlined below between Licensee and Alnylam is designed to ensure that all capabilities and know-how related to the discovery and development of RNAi Therapeutics are efficiently and rapidly exchanged between both sites. The list of information and technologies to be transferred is divided into RNAi Pharmaceutics [**] and RNAi Platform [**]. This will ensure that both Licensee and Alnylam will have acquired the knowledge and skills required in the development of RNAi Therapeutics from both a theoretical and practical standpoint.
The Technology Transfer Plan, as well as the Transition Services Plan (see Schedule A of Share Purchase Agreement) will be overseen and managed by the Joint Transitional Team (JTT), as outlined in the Share Purchase Agreement.
It is envisioned that the Technology transfer will take place in three stages:
1)	Plan roll-out (from Execution Date to Effective Date). This stage would involve establishing contact with technology transfer counterparts in Licensee, Kulmbach Facility and Alnylam and begin writing SOPs. A preliminary list of Licensee, Kulmbach Facility and Alnylam contacts is shown in Table 1; this will be finalized during the plan roll-out period.

2)	Technology Transfer Period (as defined in Section 3.1). This stage would involve finalization and transfer of SOPs between Licensee and Alnylam. This would involve frequent email and videoconference interactions. Face to face meetings will be utilized as required to ensure efficient transfer of technologies and capabilities. Ideally all technology transfer would be completed by this end of this phase.

3)	Additional technology transfer phase (up to [**] after end of Technology Transfer Period). Any additional technology transfer will be performed as required.

Page 1 of 9, Schedule F

Table 1: Initial Proposed list of Contacts
Involved in Licensee/ Kulmbach Facility/Alnylam Technology Transfer

	Licensee	Kulmbach
Technology	Contact	Facility Contact	Alnylam Contact
Alnylam to Licensee/Kulmbach Facility (RNAi Therapeutics)
1. Drug Substance Information	[**]	[**]	[**]
2.1. Drug Product Information: Overall	[**]	[**]	[**]

2.2 Drug Product Information: Safety/tox	[**]	[**]	[**]
3. Drug Substance Manufacturing	[**]	[**]	[**]

Alnylam to Licensee/ Kulmbach Facility (RNAi Platform)
4. Mid Scale Synthesis	[**]	[**]	[**]
5. Large Scale Synthesis	[**]	[**]	[**]
6. Conjugation Chemistry	[**]	[**]	[**]
7. Liposomal Formulations	[**]	[**]	[**]
8. Pulmonary Formulations	[**]	[**]	[**]
9. Analytic Methods	[**]	[**]	[**]
10. 5’RACE Assay	[**]	[**]	[**]
11. In vivo Models	[**]	[**]	[**]

Licensee/ Kulmbach Facility to Alnylam (RNAi Platform)
12. Bioinformatics and Database Systems	[**]	[**]	[**]
13. Small-scale Synthesis	[**]	[**]	[**]
14. Conjugation Chemistry	[**]	[**]	[**]
15. Peptide Formulations	[**]	[**]	[**]
16. Bioanalytics and Analytics	[**]	[**]	[**]
17. IFN and TNF Assays	[**]	[**]	[**]
18. In vitro Models	[**]	[**]	[**]
19. In vivo Models	[**]	[**]	[**]

Page 2 of 9, Schedule F

RNAi Therapeutics Transfer from Alnylam to Licensee
1.	Drug Substance Information: Alnylam shall provide to Licensee the following test information for typical siRNA drug substance used in [**] studies and those used in [**] studies. Alnylam shall also provide to Licensee analogous information for typical reference standards.

Typical Method
General Test	(alternate if available)
Appearance, solubility, pH of solution, molecular weight	[**]
Identity (individual strands and duplex)	[**]
Purity	[**]
Assay (%w/v)	[**]
Moisture content (if powder)	[**]
Organic volatiles	[**]
Heavy metals (if any)
Sterility/bioburden	[**]
Bacterial endotoxins	[**]
Stability indicating test method	[**]
Other tests as relevant for the molecule depending on the chemical modifications involved
2.	Drug Product Information (2.1 Overall, and 2.2 Safety/Tox): Alnylam shall provide to Licensee the following information about siRNA drug products that have been subjected to more detailed characterization [**]. The information that will be provided for the drug product is:
a.	Formulation composition

b.	Formulation manufacturing procedure with in-process control specifications. Terminal sterilization procedure (if applicable) or in-process controls that are typically relevant of the dosage form [**]

c.	If new/novel formulation excipient(s) ([**]) involved then Alnylam shall provide to Licensee the following additional information about that excipient(s):
i.	Analytical profile

ii.	Physico-chemical characterization

iii.	Synthesis procedure

iv.	Analytical release specification

v.	Storage condition

Page 3 of 9, Schedule F

vi.	Safety/toxicity data supporting its human use on a chronic basis and any associated genotoxicity and immunostimulation.

vii.	Justification for the use of the desired excipient
d.	Experience with different batch sizes and batch record information if available

e.	Equipment train (and specific parts if applicable)

f.	In addition to the above information, subject to availability, Alnylam will supply the following test information for drug product batches, their release specifications, and their stability (ICH protocol)

Typical Method
General Test	(alternate if available)
Appearance
Assay for siRNA (%w/v)	[**]
Moisture content (if powder)
Particle size of the dosage form (if applicable)	[**]
Osmolarity (if applicable)
Sterility/bioburden	[**]
Bacterial endotoxins	[**]
Stability indicating test method	[**]
Other test methods and experience with other dosage forms [**]
For dispersed systems [**], Alnylam shall provide to Licensee additional information about [**] for the stability batches and their physico-chemical stability.
Alnylam shall provide to Licensee information on the impact of [**] on the product’s in vivo performance, [**]
Alnylam shall provide to Licensee other applicable dosage form experience that would enable Licensee to transition/integrate the technology within Licensee and/or to third party contract manufacturer.
3.	Drug Substance Manufacturing:
a.	Synthesis/manufacturing technology
i.	Overview on technology landscape: existing technologies, IP, CMO’s

ii.	Technology used at Alnylam for small and large scale production

iii.	License terms for any IP covering synthesis and manufacturing technology

iv.	Preferred partners

Page 4 of 9, Schedule F

v.	Knowledge of commercial suppliers and capacity of main players
b.	Raw materials incl. solid support, HPLC columns
i.	Specifications

ii.	Suppliers

iii.	Costs

iv.	Solid supports: screened/tested? Advantages/disadvantages, regeneration/recycling?

v.	HPLC columns: technologies available, handling, containment, life times, costs, suppliers

vi.	Any animal-derived raw materials?
c.	Process
i.	Description of chemistry involved

ii.	Detailed process flow and step description

iii.	Equipment/capacities/equipment suppliers

iv.	Overall and step yields, processing time

v.	Reproducibility

vi.	Critical steps, intermediates

vii.	Scale-up issues

viii.	Process validation

ix.	Safety, health and environmental issues
d.	Analytics
i.	Description of analytical methods for API characterization [**], single strand and duplex

ii.	Specifications and release methods

iii.	IPC methods

iv.	API stability, storage conditions, issues

v.	Impurity profiles: what is acceptable, characterization of product-related compounds

vi.	Endotoxin, adventitious agents control

vii.	Comparability strategy

viii.	History of difficulties with analytical methodologies
e.	Costs
i.	Experience to date with typical manufacturing costs per development phase, at pre-commercial scale
f.	API CMC development
i.	Typical development times, costs

ii.	Typical API supply requirements per phase

iii.	Supply outsourcing: typical lead times, technical transfer issues
RNAi Platform Transfer from Alnylam to Licensee
4.	Mid-scale Synthesis
a.	Sourcing of raw materials and reagents

b.	SOP for synthesis and purification

Page 5 of 9, Schedule F

c.	SOP for analytic characterization

d.	List of equipment required
5.	Large-scale synthesis
a.	Sourcing of raw materials and reagents

b.	SOP for synthesis and purification

c.	SOP for analytic characterization

d.	List of equipment required
6.	Conjugation chemistry
a.	Overview of [**] conjugates synthesized
i.	Sourcing of raw materials and reagents

ii.	Detailed synthesis schemes

iii.	Analytic characterization

iv.	Summary of Issues/Difficulties

v.	Summary of in vitro and in vivo results to date with [**] conjugates
b.	Overview of [**] conjugates synthesized
i.	Sourcing of raw materials and reagents

ii.	Detailed synthesis schemes

iii.	Analytic characterization

iv.	Summary of Issues/Difficulties

v.	Summary of in vitro and in vivo results to date with [**] conjugates
c.	Overview of [**] conjugates synthesized
i.	Sourcing of raw materials and reagents

ii.	Detailed synthesis schemes

iii.	Analytic characterization

iv.	Summary of Issues/Difficulties

v.	Summary of in vitro and in vivo results to date with [**] conjugates
7.	Liposomal formulations
a.	Overview of [**] formulations tested
i.	Sourcing of raw materials and reagents

ii.	Detailed synthesis schemes

iii.	Analytic characterization

iv.	Summary of Issues/Difficulties
b.	Summary of in vitro and in vivo results to date with [**]

c.	SOP for synthesis of [**]

d.	SOP for preparing [**] formulations

e.	SOP for analytic characterization methods for [**] formulations

f.	List of formulation and analytic equipment required
8.	[**] formulations
a.	List of equipment required

b.	SOP for preparing [**] formulations

c.	Analytic characterization methods
9.	Analytic methods

Page 6 of 9, Schedule F

a.	Summary of analytic methods tried and results
10.	5’ RACE assay for evaluation of RNAi-mediated silencing
a.	Primer design

b.	Sourcing of reagents and kits

c.	Experimental SOP
11.	In vivo models for evaluation of RNAi delivery and activity
a.	Animal models for delivery of siRNA to liver [**]
i.	Typical experimental design

ii.	Experimental SOP for in vivo [**] studies in rodent and non-human primate (where performed)

iii.	Experimental SOP for in vitro [**] activity assays in rodent and non-human primate (where performed).

Page 7 of 9, Schedule F

RNAi Platform Transfer From Kulmbach Facility to Alnylam
12.	Bioinformatics and database systems
a.	Transfer of bioinformatic search capability at Alnylam
i.	Detailed information around the IT programs and sequence databases required to perform bioinformatic searches

ii.	Detailed SOP for carrying out and analyzing bioinformatic searches
b.	[**] siRNA chemical compound information storage database at Alnylam
13.	Small–scale synthesis
a.	Overview of equipment requirements and small-scale process procedures

b.	Detailed SOP for synthesis, annealing, and QC
14.	Conjugation chemistry
a.	Overview of [**] conjugates synthesized
i.	Sourcing of raw materials and reagents

ii.	Detailed synthesis schemes

iii.	Analytic characterization

iv.	Summary of Issues/Difficulties

v.	Summary of in vitro and in vivo results to date
b.	Experimental design and SOP for in vitro and in vivo screening
i.	[**] conjugates

ii.	[**] conjugates
15.	[**] formulations
a.	Overview of [**] investigated

b.	Synthesis and/or sourcing of [**]

c.	Formulation studies (including physico-chemical characterization and SOP)

d.	Summary of in vitro and in vivo results to date

e.	Experimental design and SOP for in vitro and in vivo screening
16.	Bioanalytics and analytics
a.	Summary of analytic methods tried and results

b.	Summary of bioanalytic methods tried and results
17.	IFN/[**] Assays
a.	SOP for [**] interferon [**] induction assay

b.	Knowledge of specific siRNA sequence motifs that are known immunostimulators

c.	Summary on the role of chemical modifications in abrogating immunostimulation
18.	In vitro models for evaluation of RNAi delivery and activity
a.	In vitro [**] screening model
i.	[**] design

ii.	[**] construction

Page 8 of 9, Schedule F

iii.	Design of typical siRNA screen

iv.	Experimental SOP
b.	In vitro cell line-based screen of [**] target
i.	Cell transfection optimization procedure

ii.	mRNA assay readout [**] – design and optimization

iii.	Design of typical siRNA screen

iv.	Experimental SOP
19.	In vivo models for evaluation of RNAi delivery and activity
a.	[**] model to analyse silencing in multiple tissues
i.	Typical experimental design

ii.	Experimental SOP
b.	[**] lung model [**]
i.	Typical experimental design

ii.	Experimental SOP

Page 9 of 9, Schedule F

Schedule G
Press Release

Media release
Basel, 9 July 2007
Roche and Alnylam form major alliance on RNAi therapeutics
–	Roche accesses Nobel Prize winning technology for drug discovery and development

–	Alnylam’s site in Germany to become Roche’s Center of Excellence for RNAi therapeutics

–	Alnylam to receive 331 million US dollars in upfront payments and equity investment
Roche and the US-based biopharmaceutical company Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY) announced today that they have entered into a major alliance in which Roche obtains a non-exclusive license to Alnylam’s technology platform for developing RNAi (RNA interference) therapeutics. The alliance will initially cover four therapeutic areas: oncology, respiratory diseases, metabolic diseases, and certain liver diseases. Alnylam and Roche also will collaborate on RNAi drug discovery for one or more disease targets in these therapeutic areas. In addition, Roche will acquire Alnylam’s European research site located in Kulmbach, Germany (Bavaria), subject to regulatory approval. This site will become Roche’s Center of Excellence for RNAi therapeutics discovery.
RNAi is a potential foundation for a whole new class of human therapeutic products. RNAi is a natural mechanism that the body uses to inhibit expression of certain genes.

Page 1 of 4, Schedule G

Harnessing the activity of RNAi creates a direct opportunity to develop specific and potent drugs against diseases that are difficult to treat.
“Alnylam has made significant advances in RNAi therapeutics, one of the most promising approaches to tomorrow’s healthcare technology. Working together with Alnylam provides us with new capabilities to target complex diseases within our focus areas,” said Lee E. Babiss, Head of Roche Global Pharma Research. “Our mission is to find novel solutions for patients who suffer from difficult to treat diseases and we will be fully committed to this goal, together with our new colleagues located at the acquired site in Kulmbach.”
“We are pleased to form this new alliance with Roche, which is widely recognised for its commitment to innovation in biotechnology. We look forward to working together to advance our transformative technology into a whole new class of drugs,” said John Maraganore, Ph.D., President and Chief Executive Officer of Alnylam. “Such significant support from Roche will also strengthen Alnylam’s efforts to build a leading innovation-based biopharmaceutical company. Indeed, together with our demonstrated commitment to scientific excellence, advancement of our pipeline and unparalleled intellectual property estate, we believe that this new alliance greatly extends our leadership position in the discovery and development of RNAi therapeutics.”
Alnylam-Roche Collaboration
Alnylam has granted to Roche a non-exclusive license providing Roche access to broad Alnylam intellectual property (IP) and know-how, including fundamental, chemistry and delivery IP. Indications will initially include oncology, respiratory disease, metabolic disease and certain liver diseases. Alnylam maintains the right to non-exclusively license its IP to additional partners in potential future agreements. In addition, Alnylam and Roche will collaborate on one or more disease targets to be identified in the future in exchange for milestone and royalty payments.
The transaction includes Roche’s acquisition of Alnylam’s European research site in Kulmbach, Germany (Bavaria), with about 40 employees. The team in Kulmbach will remain dedicated to RNAi therapeutics discovery as a new Center of Excellence for RNAi therapeutics within Roche’s global research organisation.
The alliance could be valued at over 1 billion US dollars in consideration of upfront payments, potential product milestone payments for multiple products and field expansion payments, excluding potential royalties on future sales of commercial products. Under the terms of the agreement, Roche will pay Alnylam 331 million US dollars in upfront cash payments and equity investment, including 1.975 million shares of Alnylam common stock the Roche Venture Fund agreed to purchase at 21.50 US dollars per share, representing just less than five percent of Alnylam’s outstanding common stock. Roche will also pay Alnylam milestones on products as they advance in development and commercialisation as well as royalties on future sales of commercial products. Further, Roche may pay Alnylam field expansion payments to increase the number of therapeutic areas.

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The close of the agreements, including Roche’s purchase of Alnylam shares and purchase of Alnylam’s site in Germany, is subject to certain regulatory approvals and is expected to occur within approximately 30 days.
About RNAi
RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the Nobel Prize in October 2006. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.
About Alnylam Pharmaceuticals
Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection. In addition, the company is developing RNAi therapeutics for the treatment of influenza, hypercholesterolemia, and liver cancers, amongst other diseases. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, and Roche. The company, founded in 2002, maintains global headquarters in Cambridge, Massachusetts. For more information, visit www.alnylam.com.
About the Roche Venture Fund
The Roche Venture Fund makes investments in early stage biotech and diagnostics companies to support innovative technologies and medicines. Based in Basel, Switzerland, the Roche Venture Fund manages a portfolio of over 25 companies in 10 countries.
About Roche
Headquartered in Basel, Switzerland, Roche is one of the world’s leading research-focused healthcare groups in the fields of pharmaceuticals and diagnostics. As one of the

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world’s biggest biotech companies and an innovator of products and services for the early detection, prevention, diagnosis and treatment of diseases, the Group contributes on a broad range of fronts to improving people’s health and quality of life. Roche is one of the world leaders in in-vitro diagnostics and drugs for cancer and transplantation, a market leader in virology and active in other major therapeutic areas such as autoimmune diseases, inflammation, metabolism and central nervous system. In 2006 sales by the Pharmaceuticals Division totalled 33.3 billion Swiss francs, and the Diagnostics Division posted sales of 8.7 billion Swiss francs. Roche employs roughly 75,000 people worldwide and has R&D agreements and strategic alliances with numerous partners, including majority ownership interests in Genentech and Chugai. Additional information about the Roche Group is available on the Internet at www.roche.com.
Roche Group Media Office
Phone: +41 61 688 8888 / e-mail: basel.mediaoffice@roche.com
–	Daniel Piller (Head of Roche Group Media Office)

–	Katja Prowald (Head of Science Communications)

–	Martina Rupp

–	Baschi Dürr

–	Claudia Schmitt

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